UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Meritage Homes Corporation
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Dear Fellow Stockholders:
You are cordially invited to join us for our 2016 annual meeting of stockholders, which will be held on May 19, 2016, at 10:00 a.m. local time at our corporate office at 8800 E. Raintree Drive, Suite 300, Scottsdale, Arizona, 85260. Holders of record of our common stock as of March 23, 2016 are entitled to notice of, and to vote at, the 2016 annual meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We may also report on matters of current interest to our stockholders at that meeting.
We are pleased to be furnishing these materials to our stockholders via the Internet. We believe this approach provides you with the information that you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we previously mailed to you on or about March 30, 2016.
You are welcome to attend the meeting. However, even if you plan to attend, please vote your shares promptly and prior to the meeting to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or, if you request printed copies of these materials, by completing and signing the proxy card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.
If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership of these shares to be admitted to the meeting.
We thank you for your support.
Sincerely,
Steven J. Hilton
Chairman and Chief Executive Officer

8800 East Raintree Drive • Suite 300 • Scottsdale, Arizona • 85260 • Phone 480-515-8100
Listed on the New York Stock Exchange — MTH

Notice of Annual Meeting of Stockholders
Date: May 19, 2016
Time: 10:00 a.m. local time
Meritage Homes Corporation
8800 East Raintree Drive, Suite 300
Scottsdale, Arizona 85260
To Our Stockholders:
You are invited to attend the Meritage Homes Corporation 2016 annual meeting of stockholders at which we will conduct the following business:

1	Election of five Class I Directors, each to hold office until our 2018 annual meeting,

2	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year,

3	Advisory vote to approve compensation of our Named Executive Officers,

4	Amendment to our 2006 Stock Incentive Plan to increase the number of shares available for issuance, and

5	The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.
These items are more fully described in the accompanying proxy. Only stockholders of record at the close of business on March 23, 2016 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET, REGULAR MAIL OR TELEPHONE AS DESCRIBED HEREIN OR ON YOUR PROXY CARD.

By Order of the Board of Directors

C. Timothy White, Secretary
Scottsdale, Arizona
March 24, 2016
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2016:
THIS PROXY STATEMENT AND MERITAGE’S 2015 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT INVESTORS.MERITAGEHOMES.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE COOKIES-FREE WEBSITES INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU HAVE RECEIVED.

TABLE OF CONTENTS

1 MERITAGE HOMES | 2016 Proxy Statement

PROXY SUMMARY

MERITAGE HOMES CORPORATION
8800 EAST RAINTREE DRIVE
SUITE 300
SCOTTSDALE, ARIZONA 85260
(480) 515-8100
www.meritagehomes.com
Proxy Summary
This summary highlights selected information contained elsewhere in this proxy statement and is not intended to contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

General Information
Proxy Statement Purpose
The Board of Directors of Meritage Homes Corporation (“Meritage” or the “Company”) is furnishing this Proxy Statement to solicit your proxy for our 2016 Annual Meeting of Stockholders. This Proxy Statement contains information to help you decide how you want your shares to be voted. To understand the proposals fully, you should carefully read this entire proxy statement and the other proxy materials identified in the Notice of Internet Availability of Proxy Materials ("the Notice"). This proxy statement will be available on the internet, and the notice of proxy materials will be mailed to stockholders beginning on or about March 30, 2016.
Date, Time and Place of Meeting
The annual meeting will be held on Thursday, May 19, 2016, at 10:00 a.m. local time at our corporate office at 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona, 85260. If you require directions to the annual meeting, please call (480) 515-8100.
Who Can Vote
Stockholders who hold shares of our common stock at the close of business on March 23, 2016, the record date, will be entitled to one vote for each share held regarding each of the matters proposed in this proxy statement. Only holders of record of common stock at the close of business on the record date will be permitted to vote at the meeting, either in person or by valid proxy. On the record date, there were 39,985,379 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities.
Voting Information
You can vote in person at the annual meeting or submit a proxy to have your shares represented without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To submit a proxy, you must follow the instructions provided in this proxy statement and in the Notice. You may submit your proxy via the Internet, regular mail, or by calling the telephone number provided in the Notice, and you will be asked to enter your 11- or 12-digit control number. If you request a printed copy of these materials, you may also fill out and sign the proxy card enclosed therein and return it by mail in the envelope provided.
If you submit a signed proxy but do not indicate any voting instructions, your shares will be voted FOR the election as directors of the nominees named in this proxy statement, FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2016, FOR the advisory vote to approve the compensation of our named executive officers, and FOR the amendment to the 2006 Stock Incentive Plan.
You can revoke your proxy any time before it is voted by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including via the Internet, regular mail, or telephone), or by voting in person at the annual meeting. Attendance at the meeting alone is not sufficient to revoke your proxy. You must also vote your shares to revoke your proxy.

MERITAGE HOMES | 2016 Proxy Statement 2

PROXY SUMMARY

Holders of Record
If your shares are registered directly in your name with our transfer agent, you are considered the “holder of record” of those shares. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.
Record Holders and Beneficial Owners
As the record or beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares. Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal if you do not provide voting instructions. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. If you do not give instructions to your record holder prior to the meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote to Approve Compensation of our Named Executive Officers), or Proposal 4 (Amendment to our 2006 Stock Incentive Plan) and your shares will be treated as a “broker non-vote” on those proposals.
Quorum
The presence in person or by proxy of stockholders representing a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists.

The Proposals

The following four proposals will be considered at the Annual Meeting:
Proposal		Board Vote Recommendation	Page Number
1	Election of Directors	FOR Each Director	6
2	Ratification of Independent Registered Public Accounting Firm	FOR	7
3	Advisory Vote to Approve Compensation of our Named Executive Officers	FOR	8
4	Amendment to our 2006 Stock Incentive Plan to increase the number of shares available for issuance	FOR	10

PROPOSAL 1
Election of Directors	page 6
Each director nominee is up for election for a two-year term. With the exception of Ms. Henretta, who joined our Board in 2016, each director nominee is a current director and during 2015 attended at least 75% of all meetings of the Board and of all Board committees on which he sits.

Name	Age	Director Since	Independent	AC	CC	NGC	LC
Raymond Oppel	59	1997	Yes	✗		✗	✗
Steven J. Hilton	54	1997	No
Richard T. Burke Sr.	72	2004	Yes	✗	✗	✗
Dana C. Bradford	51	2009	Yes	✗	✗	✗	✗
Deb Henretta	54	2016 (1)	Yes
(1) Ms. Henretta was appointed to the Board on March 7, 2016.

	=	Chair	AC	Audit Committee	NGC	Nominating/Governance Committee
✗	=	Member	CC	Executive Compensation Committee	LC	Land Committee

3 MERITAGE HOMES | 2016 Proxy Statement

PROXY SUMMARY

PROPOSAL 2
Ratification of Independent Registered Public Accounting Firm	page 7
Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.

	Summary of Fees
	2015	2014
Audit fees	$1,140,700	$1,109,100
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,140,700	$1,109,100

PROPOSAL 3
Advisory Vote to Approve Compensation of our Named Executive Officers	page 8
Stockholders will be given the opportunity to vote on an advisory resolution to approve the compensation of our Named Executive Officers (“NEOs”) (commonly referred to as “Say on Pay”).
Our executive compensation program is designed to drive and reward superior corporate performance, both annually and over the long-term. The Board believes the Company’s compensation policies and practices are effective in achieving the Company’s goals of paying for performance and aligning the NEOs long-term interests with those of our stockholders. Compensation elements for our NEOs include:

Type	Form	Terms
Cash	Base Salary	Competitively market-based
Cash	Annual Incentive Compensation	Based on performance measurements
Cash	Discretionary Bonuses
Based on specific individual achievements beyond those of the performance measurements included in the annual incentive compensation calculations, subject to approval by Executive Compensation Committee

Equity	Long-term Incentive Awards
Equity awards typically have a three-year service period or performance periods that span over three years. For our CEO and certain other NEOs, 50% of the total awards are contingent upon the achievement of specified performance criteria

Other	Limited Perquisites	Primarily auto allowance and the reimbursement of certain life and disability (or equivalent) policies for the benefit of NEOs and their families

PROPOSAL 4
Amendment to our 2006 Stock Incentive Plan to increase the number of shares available for issuance	page 10
Stockholders will be given the opportunity to vote on a proposal to increase the number of shares available for issuance under our 2006 Stock Incentive Plan.

Shares currently available under the plan	414,913
Proposed increase	1,200,000
Total shares available, including 2016 proposed increase	1,614,913

MERITAGE HOMES | 2016 Proxy Statement 4

PROXY SUMMARY

Other Matters
The management and Board of Directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in this proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote. The entire cost of this solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing, assembling and mailing the Notice. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending the proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, email or personally.

Corporate Governance
Meritage operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities and setting high standards for ethical conduct. Our Board of Directors has established the following governance committees:

—	Audit Committee
—	Executive Compensation Committee
—	Nominating/Governance Committee
—	Land Committee
The charter of each of these committees is available on our website, along with our Code of Ethics, Corporate Governance Principles and Practices and Securities Trading Policy. Our committee charters, Code of Ethics, Corporate Governance Principles and Practices and Securities Trading Policy are also available in print, free of charge, to any stockholder who requests them by calling us or by writing to us at our principal executive offices at the address listed previously in this proxy statement, Attention: Secretary.

5 MERITAGE HOMES | 2016 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Election of Directors
(Proposal No. 1)
Our Board of Directors currently has nine members. The directors are divided into two classes serving staggered two-year terms. This year, our Class I Directors are up for election. The Board, upon the recommendation of the Nominating/Governance Committee, has nominated for re-election Raymond Oppel, Steven J. Hilton, Richard T. Burke Sr. and Dana C. Bradford, all of whom are presently serving as Class I Directors. Deb Henretta was appointed as a Class I Director in March 2016 and is therefore standing for election for the first time. Ms. Henretta was identified and referred by the Nominating/Governance Committee to the Board based on its knowledge of her significant business experience.
Biographical information for each of our director nominees is set forth beginning on page 19.
All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the director nominees, stockholders may vote FOR, AGAINST, or ABSTAIN for each Director.
Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the Board’s nominees. To be elected a director, a director nominee must receive the affirmative vote of the majority of the votes cast, meaning, that the number of votes cast "for" a director nominee must exceed the number of votes "against" that director nominee. Broker non-votes and abstentions will not count as either votes for or against the nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

MERITAGE HOMES | 2016 Proxy Statement 6

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm
(Proposal No. 2)
The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2016.
Deloitte & Touche LLP was appointed our auditor in 2005 and no relationship exists other than the usual relationship between auditors and clients.
An affirmative vote of the majority of the votes cast at the annual meeting, at which a quorum is present, is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. Abstentions will not be counted either for or against this proposal. If the appointment of Deloitte & Touche LLP as auditors for 2016 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2016 will stand, unless the Audit Committee determines there is a reason for making a change. In addition, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.
THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL NO. 2 AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

7 MERITAGE HOMES | 2016 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Advisory Vote to Approve Compensation of our Named Executive Officers
(Proposal No. 3)
Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “Say on Pay”):
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Background on Proposal
In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.
At our 2015 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by over 97% of total votes cast. We believe this high approval rating indicated that our stockholders were in agreement with the direction of our Executive Compensation Committee of setting competitive compensation arrangements based on criterion believed to be both in line with the goals of our stockholders and at levels that are realizable in relation to the Company’s performance and size. In addition, at our 2011 Annual Meeting of Stockholders, the stockholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a frequency vote is required to be held at least once every six years). In light of these results, the Company’s Board of Directors has decided to hold its future advisory votes on the compensation of named executive officers annually until the next frequency vote, which will be held on or before our 2017 Annual Meeting. This Proposal No. 3 represents this year’s Say on Pay vote.
For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2015, please refer to the Compensation Discussion and Analysis section of this proxy statement. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning at page 42, provide additional information about the compensation that we paid to our NEOs in 2015. As described in the Compensation Discussion and Analysis, our executive compensation program is designed to drive and reward superior performance both annually and over the long term while simultaneously striving to be externally competitive. During 2015, through the combined efforts of our NEOs, Meritage was successful in achieving the following accomplishments:

•	Generated year-over-year increases in many of our key operating metrics (dollars in thousands):

	2015	2014	% Increase
Home Closing Units	6,522	5,862	11.3%
Home Closing Revenue	$2,531,556	$2,142,391	18.2%
Home Order Units	7,100	5,944	19.4%
Home Order Value	$2,822,785	$2,238,117	26.1%
Backlog Units	2,692	2,114	27.3%
Backlog Value	$1,137,681	$846,452	34.4%
Pre-Tax Income	$189,464	$208,417	(9.1)%
Diluted Earnings per Share	$3.09	$3.46	(10.7)%

•
Market Expansion—In 2015, we reported our first full year of results in the Atlanta, Georgia and Greenville, South Carolina markets as a result of our 2014 acquisition of the homebuilding assets and operations of BK Residential Construction, LLC ("Legendary Communities").

•
Capital Transactions—In the second quarter of 2015 we completed an offering of $200.0 million aggregate principal amount of Senior Notes due 2025. In addition, we increased the capacity of our unsecured revolving credit facility to $500 million during 2015 to provide additional liquidity, and extended the maturity date to 2019.

The Executive Compensation Committee continually evaluates the compensation packages for our NEOs and adjusts them as conditions warrant, including setting performance targets for both cash and equity awards, some of which have been forfeited in the past in cases where targets were not met. In 2013, the Executive Compensation Committee engaged a compensation consultant and revised some of the compensation arrangements beginning in 2014. The Company over the

MERITAGE HOMES | 2016 Proxy Statement 8

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

last several years (inclusive of the most recent updates) has implemented prudent and responsible compensation policies in the stockholders’ interest, some of which include:

•	Majority of compensation is incentive based and is "at-risk", as discussed beginning on page 32.

•	Incentive compensation is balanced between cash and equity awards, as discussed beginning on page 32.

•
The employment agreements for our CEO and certain of our NEOs include a provision for the clawback (or offset) of incentive bonuses to the extent any financial results are misstated as the result of the NEO’s willful misconduct or gross negligence.

•	NEOs must comply with security ownership requirements, as discussed on page 33.

•	Perquisites are limited to auto allowances and reimbursement of certain life and disability or long-term care insurance premiums, and limited other benefits as discussed on page 33.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board of Directors or the Executive Compensation Committee. However, the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
An affirmative vote of a majority of the votes cast at the annual meeting, at which a quorum is present, is required to approve this advisory vote. Broker non-votes and abstentions have no effect on the result of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION SET FORTH ABOVE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

9 MERITAGE HOMES | 2016 Proxy Statement

PROPOSAL 4: AMENDMENT TO 2006 STOCK INCENTIVE PLAN

Amendment to our 2006 Stock Incentive Plan to increase the number of shares available for issuance
(Proposal No. 4)
The Board of Directors has reviewed the shares currently available under the 2006 Stock Incentive Plan (the "Plan") and has determined that it is appropriate to increase the maximum number of shares authorized for issuance under the Plan. As of March 23, 2016, option grants representing 3,200 shares were outstanding under the Plan and 1,289,110 shares of restricted stock and restricted stock units had been awarded under the Plan and not otherwise forfeited, cancelled or vested. As of March 23, 2016, the total number of shares of common stock available for awards under the Plan is 414,913, which the Board believes is inadequate for the purpose of providing future equity incentives. The Board has determined that increasing the amount of shares of common stock issuable under the Plan is necessary in order to be able to grant additional equity awards to continue to retain and motivate key employees. As a result, the Board is asking the stockholders to approve an amendment to the Plan that would increase the number of shares authorized for issuance by 1,200,000 from 4,150,000 to 5,350,000 (excluding shares that were rolled into the Plan from our former incentive plan). No other changes are being made pursuant to the amendment.
The Board believes the Plan promotes success and enhances our value because it ties the personal interests of the participants to those of stockholders and provides the participants with an incentive for outstanding performance. In reaching our conclusion as to the appropriateness of the additional share proposal, we reviewed key metrics that are typically used to evaluate such proposals. Many investors use a burn rate calculation in order to quantify how quickly a company uses its shareholder capital. Meritage has a three-year burn rate of 2.90%, below the industry cap set by a major proxy advisory firm for our industry (consumer durables and apparel) of 3.80%. This burn rate assumes a 2.5x weighting for restricted stock grants. Our unweighted burn rate is 1.16%. Additionally, many investors look at voting power dilution to assess the effect that shares will have on dilution. Full voting power dilution of all outstanding awards and authorized shares, including the 1,200,000 additional shares added under the Plan as of December 31, 2015, would yield a 7.89% dilution for Meritage, which is well below our industry median.
Certain material features of the Plan are discussed below. The full text of the amendment is attached as Appendix A. The closing price for our common stock on March 23, 2016, as reported on the NYSE, was $33.64 per share. If approved, we anticipate filing a Form S-8 registration statement with the SEC shortly after the annual meeting to register the additional shares.

Administration
The Plan is administered by the Executive Compensation Committee (the “Compensation Committee”) of the Board of Directors. The Compensation Committee has the authority to interpret and administer the Plan in order to carry out the purposes of the Plan. The Compensation Committee has the authority to determine those persons eligible to receive Awards, the number of shares subject to an award and to establish and interpret the terms and conditions of any Awards. The Compensation Committee may also make exceptions to the provisions of any Awards. All determinations of the Compensation Committee are final and binding.

Eligibility

Awards may be made to any officer, employee or executive of the Company, as well as to non-employee directors and consultants or advisors to the Company. As of December 31, 2015, there were seven non-employee directors and approximately 177 officers and employees of the Company and its subsidiaries eligible to participate in the Plan.

Type of Awards

The Plan provides for grants of stock options, stock appreciation rights, restricted stock, performance shares, performance-based awards and restricted stock units (each, an “Award”), whether granted alone or in combination, pursuant to which shares of common stock, cash or a combination thereof may be delivered to the Award recipient; provided that stock appreciation rights, stock options, restricted stock units and restricted stock awards will be paid only in shares. Under the Plan, the total number of shares of common stock available for future Awards is reduced by one share for each share issued

MERITAGE HOMES | 2016 Proxy Statement 10

PROPOSAL 4: AMENDMENT TO 2006 STOCK INCENTIVE PLAN

in connection with an option or a stock appreciation right and by 1.38 shares for each share issued in connection with any other type of Award. The types of awards authorized include:
Options. An option is the right to purchase shares of common stock at a future date at a specified exercise price. The Compensation Committee may grant both nonqualified stock options and incentive stock options under the Plan. The per share exercise price will be determined by the Compensation Committee, but must be at least equal to the fair market value of the underlying shares of common stock on the date of grant. The Compensation Committee determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than 10 years from the date of grant. However, in the case of an incentive stock option granted to a participant who holds more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value of the underlying shares of common stock on the date of grant and the expiration date cannot be more than five years from the date of grant. The exercise price of an option may be paid in shares of common stock, cash or a combination thereof, as determined by the Compensation Committee, including an irrevocable commitment by a broker to pay the exercise price from the proceeds of a sale of shares issuable under the option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. Options cannot, without stockholder approval, be repriced, cancelled and regranted at a lower exercise price, or repurchased for cash, other than in connection with a change in the Company’s capitalization.
Stock Appreciation Rights. A stock appreciation right is a right granted to the participant to receive, in shares of common stock, an amount equal to the appreciation of one share of common stock from the date of grant.
Restricted Stock Awards. Awards of shares of stock may be granted under the Plan, although the shares are generally subject to a risk of forfeiture or to other conditions or restrictions for specified periods of time. The Compensation Committee does not typically issue a stock certificate representing a restricted stock award until the restrictions applicable to all or part of the award have lapsed, and the Compensation Committee has discretion to waive in whole or in part restrictions or forfeiture conditions relating to the restricted stock award.
Performance Share Awards. Performance share awards are rights to receive, in cash, shares of common stock or a combination thereof, an amount equal to the value of common stock if certain performance goals are attained.
Performance-Based Awards. The purpose of performance-based awards is to qualify restricted stock, restricted stock units or performance share awards as “performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the executive officers named in the summary compensation table of its annual proxy statement. The limit is $1 million per officer per year, with certain exceptions. However, the deductibility limit does not apply to “performance-based compensation” if the qualifying performance criteria and maximum amounts payable upon the satisfaction of performance goals are approved in advance by the Company’s stockholders. Stockholders previously approved the qualifying performance criteria and maximum amounts payable under the Plan for purposes of Section 162(m) of the Code at the Company’s annual meeting of stockholders in 2014 and this approval is valid until 2019.
Restricted Stock Units. The right granted to the participant to receive in the future a specified number of shares of common stock in the future, at no monetary cost to the participant, the payment of which is subject to certain restrictions and the risk of forfeiture as determined by the Compensation Committee.
Notwithstanding the satisfaction of the performance criteria, the amount paid under an Award may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion may determine.

Treatment of Awards Upon Termination of Employment and Change of Control
The Plan provides that, except as may otherwise be provided in an award agreement or other written document, such as an employment agreement or a change of control agreement, if a change of control occurs and Awards are converted, assumed, or replaced by a successor, the Compensation Committee has the discretion to cause all outstanding Awards to become fully exercisable and all restrictions on outstanding Awards to lapse. If a change of control occurs and the Awards are not converted, assumed, or replaced by a successor, all outstanding Awards shall automatically become fully exercisable and all restrictions on outstanding Awards shall lapse. The Plan also permits an award agreement to provide to accelerated vesting upon death, disability, change of control, retirement, termination for good reason or termination by the Company without cause. For performance share awards, the awards remain subject to the achievement of the performance goals for performance criteria if the participant’s termination is by the Company without cause or due to termination by the employee for good reason.

11 MERITAGE HOMES | 2016 Proxy Statement

PROPOSAL 4: AMENDMENT TO 2006 STOCK INCENTIVE PLAN

Amendment to or Termination of The Plan
The Compensation Committee, with the Board’s approval, may amend, alter or discontinue the Plan. However, other than in connection with a change in the Company’s capitalization, no amendment may be made without stockholder approval if such amendment would:

•	increase the maximum number of shares of common stock for which Awards may be granted under the Plan;

•	permit the Compensation Committee to grant options with an exercise price that is below the fair market value of a share of common stock on the date of grant;

•	permit the Compensation Committee to extend the exercise period for an option beyond 10 years from the date of grant;

•	permit the Compensation Committee to reprice previously-granted options; or

•	require stockholder approval under any laws, regulation or stock exchange rule.

Duration of The Plan

The Plan by its terms terminates on May 13, 2019.

Material U.S. Federal Tax Consequences

The following is only a summary of the material consequences of U.S. federal income taxation to the participant and the Company with respect to the grant and exercise of options under the Plan, provided in accordance with the requirements in Proxy Item 10(b)(2). The summary is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving options under the Plan.
Nonqualified Stock Options and Stock Appreciation Rights. Generally, a participant will not recognize income upon the grant of a nonqualified stock option or a stock appreciation right; instead, the holder of a nonqualified stock option or a stock appreciation right will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. On a subsequent sale of the shares of common stock received upon exercise, the difference between the net proceeds of sale and the fair market value of the shares on the date of exercise will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period).
Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if the participant satisfied certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of the Company or any of its subsidiaries (or later than one year if he or she is disabled), unless he or she has died. To satisfy the holding period requirement, a participant must hold the stock acquired upon exercise of the incentive stock option more than two years from the date of grant of the stock option and more than one year after the transfer of the shares of common stock to him or her. If these requirements are satisfied the participant will on the sale of such stock be taxed on any gain, measured by the difference between the option exercise price and the net proceeds of sale, generally at long-term capital gains rates.
If shares of common stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirements (a “disqualifying disposition”), the participant will, in the usual case, recognize (i) capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise; (ii) ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the option exercise price of the option; and (iii) capital loss equal to the excess, if any, of the option exercise price over the sales price.
Individuals are subject to an “alternative minimum tax” based upon an expanded tax base to the extent such tax exceeds the regular tax liability. The amount by which the fair market value of the shares acquired upon exercise of an incentive stock option exceeds the exercise price will be included as a positive adjustment in the calculation of the employee’s “alternative minimum taxable income” in the year of exercise. The “alternative minimum tax” imposed on individual taxpayers is generally equal to the amount by which a specified percentage of the individual’s alternative minimum taxable income (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.
Stock options otherwise qualifying as incentive stock options will be treated as nonqualified stock options to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all of the Company’s plans) exceeds $100,000 based on the fair market value of the stock at the date of grant.

MERITAGE HOMES | 2016 Proxy Statement 12

PROPOSAL 4: AMENDMENT TO 2006 STOCK INCENTIVE PLAN

Withholding Taxes. Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with Awards granted under the Plan. The Compensation Committee may permit a participant to pay withholding taxes through the mandatory or elective sale of shares of common stock, by electing to have the Company withhold a portion of the shares that would otherwise be issued upon exercise of an Award (based upon the minimum statutory withholding amount) or by tendering shares already owned by the participant for more than six months.

If certain awards fail to comply with Internal Revenue Code Section 409A, a participant must include in ordinary income all deferred compensation conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award agreement for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Compensation Committee. The Company intends (but cannot and does not guarantee) that awards granted under the Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the Plan in such a manner.
The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above, provided, among other things, that such deduction meets the test of reasonableness and is an ordinary and necessary business expense. However, in connection with a change in control of the Company, and depending upon the terms and conditions of Awards granted under the Plan and upon the individual circumstances of the participants, certain amounts with respect to Awards granted under the Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G of the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. In addition, in certain instances as a result of the application of Section 162(m) of the Code, the Company may be denied a compensation deduction for Awards granted to certain officers that do not qualify as “performance-based compensation” to the extent their aggregate compensation exceeds $1 million in a given year.

13 MERITAGE HOMES | 2016 Proxy Statement

PROPOSAL 4: AMENDMENT TO 2006 STOCK INCENTIVE PLAN

Plan Benefits

The following table sets forth grants of restricted shares during 2015 made under the Plan to (i) all our named executive officers, individually and as a group; (ii) all current directors and director nominees who are not executive officers, individually and as a group; and (iii) all employees, including all current officers who are not executive officers, as a group. Grants under the Plan are made at the discretion of the Board of Directors.

Individual or Group Name	Number of Shares Subject to Options and Non- Vested Shares Granted (1)	Weighted Average Exercise Price per Share (2)
Executive Officers
Steven J. Hilton	49,678
Larry W. Seay	22,354
C. Timothy White	21,112
Phillippe Lord	14,392
Javier Feliciano	10,000
Steven M. Davis	24,838
Executive Officer Group (six persons)	142,374
Non-Executive Director Group
Robert G. Sarver	4,000
Raymond Oppel	4,000
Peter L. Ax	4,000
Richard T. Burke, Sr.	4,000
Gerald W. Haddock	4,000
Dana Bradford	4,000
Michael R. Odell	4,000
Non-Executive Director Group (seven persons)	28,000
Non-Executive Officer Employee Group (about 201 persons)	324,200

(1) Balance includes performance share awards granted (at target levels) to our NEO’s including those where the performance criteria has not yet been achieved. Does not include shares granted in the first quarter of 2016. In 2016, Messrs. Hilton, White and Lord were granted 29,078, 12,358 and 15,993 restricted stock units, respectively, and 29,078, 12,358 and 15,993 performance shares (at target levels), respectively. Also during 2016, each non-Executive Director received a total grant of 5,000 restricted shares, with the exception of Ms. Henretta who received a pro-rated grant of 4,167 shares based on her March 2016 appointment to the Board, and the non-executive employee group received grants aggregating 406,538 restricted shares.

(2)	Weighted average exercise price per share is not applicable as no options were granted in 2015.

The affirmative vote of a majority of the votes cast on the proposal is required for approval of this amendment to the Plan. For purposes of the vote on this amendment, abstentions will have the same effect as votes against the proposal. Broker non-votes will not have any effect on the result of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER.

MERITAGE HOMES | 2016 Proxy Statement 14

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Security Ownership by Management and Principal Stockholders
Management. The following table summarizes, as of March 23, 2016, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

•	each Meritage director and nominee for director;

•	each executive officer named in the summary compensation table; and

•	all Meritage directors and executive officers as a group.

Name Of Beneficial Owner (1)	Position With The Company	Number Of Shares Owned		Right To Acquire By May 14, 2016	Total Shares Beneficially Owned (2)	Percent Of Outstanding Shares (3)
Steven J. Hilton	Director, Chairman and CEO	1,579,714	(4)	—	1,579,714	4.0%
Robert G. Sarver	Director	207,040	(5)	—	207,040	*
Raymond Oppel	Director	55,000		—	55,000	*
Peter L. Ax	Director	60,000		—	60,000	*
Richard T. Burke, Sr.	Director	57,500		—	57,500	*
Gerald Haddock	Director	62,000	(6)	—	62,000	*
Dana Bradford	Director	43,000		—	43,000	*
Michael R. Odell	Director	24,000		—	24,000	*
Deb Henretta	Director	—	(7)	—	—	n/a
Larry W. Seay	Executive Vice President and Chief Financial Officer	73,796		—	73,796	*
C. Timothy White	Executive Vice President, General Counsel and Secretary	43,170	(8)	—	43,170	*
Phillippe Lord	Executive Vice President and Chief Operating Officer	2,671			2,671	*
Javier Feliciano	Executive Vice President and Chief Human Resources Officer	—			—
All current directors and executive officers as a group (12 persons)		2,207,891		—	2,207,891	5.5%
*    Less than 1%.

(1)	The address for our directors and executive officers is c/o Meritage Homes Corporation, 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260.

(2)
The amounts shown include the shares of common stock actually owned as of March 15, 2016, and the shares that the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition. As of March 15, 2016, there were no outstanding options for any of our NEOs or Board members as we no longer award stock options as part of equity compensation program.

(3)	Based on 39,985,379 shares outstanding as of March 23, 2016.

(4)
Shares are held by family trusts. As of March 15, 2016, Mr. Hilton had 900,000 shares pledged to a third-party lending institution, 350,000 of which are securing loans. Our pledging policy is discussed on page 26 of this proxy statement.

(5)
Shares are held by family trusts (6,000 shares Penny Sarver—wife; 2,000 shares Penny Sarver FBO Max Sarver—minor son; 8,170 shares Robert Sarver—trustee of Eva Lauren Hilton Trust; 8,170 shares Robert Sarver—trustee of Shari Rachel Hilton Trust; 182,700 shares Robert Sarver—trustee of Robert Sarver Trust). Mr. Sarver has expressly disclaimed any beneficial ownership of the shares held by the trusts for the benefit of Mr. Hilton’s children (Eva Lauren Hilton Trust and Shari Rachel Hilton trust). Mr. Sarver had 124,200 shares pledged to a third party lending institution as of March 15, 2016. None of these shares secured loans in 2016. Our pledging policy is discussed on page 26 of this proxy statement.

(6)
Includes 15,000 shares held by charities on which Mr. Haddock serves as a board member and has authority to make investment decisions on behalf of. These holdings are with The Haddock Center (10,000 shares), and the Haddock Foundation (5,000 shares). Mr. Haddock has expressly disclaimed beneficial ownership of these shares.

(7)	Ms. Henretta was appointed to the Board on March 7, 2016 and did not beneficially own any shares as of March 15, 2016.

(8)	29,149 shares are held by a family trust.

15 MERITAGE HOMES | 2016 Proxy Statement

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Certain Other Beneficial Owners. Based on filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 15, 2016, the only other known beneficial owners of more than 5% of Meritage common stock are shown in the following table:

		Shares Beneficially Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
BlackRock, Inc. (1)	55 East 52nd Street, New York, NY 10055	4,737,255	11.9%
Sanders Capital, LLC (2)	390 Park Avenue, 17th Floor, New York, NY 10022	4,001,446	10.2%
Dimensional Fund Advisors, LP (3)	6300 Bee Cave Road, Austin, TX 78746	3,359,871	8.5%
FMR, LLC (4)	245 Summer Street, Boston, MA 02210	3,275,022	8.3%
The Vanguard Group (5)	100 Vanguard Blvd. Malvern, PA 19355	2,819,861	7.1%
AllianceBernstein, LP (6)	1345 Avenue of the Americas, New York, NY 10105	2,013,258	5.1%

(1)
Based solely on a Schedule 13G/A filed with the SEC on January 8, 2016, Blackrock, Inc. and certain affiliated entities have sole voting power with respect to 4,649,755 shares and sole dispositive power with respect to 4,737,255 shares.

(2)
Based solely on a Schedule 13G filed with the SEC on January 29, 2016, Sanders Capital, LLC has sole voting power with respect to 1,654,838 shares and sole dispositive power with respect to 4,001,446 shares.

(3)
Based solely on a Schedule 13G filed with the SEC on February 9, 2016, Dimensional Fund Advisors, LP has sole voting power with respect to 3,263,374 shares and sole dispositive power with respect to 3,359,871 shares.

(4)	Based solely on a Schedule 13G filed with the SEC on February 12, 2016, FMR, LLC has sole dispositive power with respect to 3,275,022 shares.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group has sole voting power with respect to 51,485 shares, shared voting power with respect to 2,400 shares, sole dispositive power with respect to 2,768,276 shares and shared dispositive power with respect to 51,585 shares.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 16, 2016, AllianceBernstein, LP has sole voting power with respect to 1,738,916 shares and sole dispositive power with respect to 2,013,258 shares.

For each of the reporting owners set forth above, the beneficially owned shares are held in various individual funds owned or managed by the reporting owners, but none of the individual funds managed by the reporting owners above hold more than 5% of the Company stock.

MERITAGE HOMES | 2016 Proxy Statement 16

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance and Board Matters

Role of the Board of Directors
The Board of Directors (“the Board”) is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as our ultimate decision-making body, except for those matters that require a vote of our stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business. We have established and operate in accordance with a comprehensive plan of corporate governance that defines and sets ethical standards for the conduct of our directors, officers and employees. This plan provides an important framework within which the Board can pursue our strategic objectives and ensure long-term stockholder value.

Corporate Governance Principles and Practices
We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•	director qualifications,

•	independence criteria,

•	director responsibilities,

•	committee responsibilities and structure,

•	officer and director stock ownership requirements,

•	director resignation policy,

•	director access to officers and employees,

•	our philosophy with respect to director compensation,

•	Board evaluation process,

•	confidentiality requirements,

•	director orientation and continuing education, and

•	our plans with respect to management succession.
Our Corporate Governance Principles and Practices are available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as the Committee deems appropriate.

Director Qualifications and Diversity
Our Board of Directors is comprised of a group of individuals whose previous experience, financial and business acumen, personal ethics and dedication and commitment to our Company allow the Board to complete its key task as the over-seer and governing body of Meritage Homes Corporation. The specific experience and qualifications of each of our Board members are set forth below. The Board is committed to a policy of inclusiveness and diversity. The Board believes members should be comprised of persons with diverse skills, expertise, backgrounds and experiences including, without limitation, the following areas:

•	management or board experience in a wide variety of enterprises and organizations,

•	banking and capital markets and finance,

•	accounting,

•	legal and regulatory,

•	real estate, including homebuilding, commercial and land development,

•	sales and marketing, and

•	operations.
In 2014, the Board of Directors amended and restated our bylaws to adopt a customary majority voting standard for the election of directors. In addition, we updated our Corporate Governance Principles and Practices to require that any nominee for director who is an incumbent director but who is not elected by the vote required in the bylaws, and with respect to whom

17 MERITAGE HOMES | 2016 Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

no successor has been elected, promptly tender his or her offer to resign to the Board of Directors for its consideration.  The Nominating/Governance Committee of the Board of Directors will recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken.  In determining whether to recommend that the Board of Directors accept any resignation offer, the Nominating/Governance Committee will be entitled to consider all factors believed relevant by the Nominating/Governance Committee’s members. The Board of Directors will act on the Nominating/Governance Committee’s recommendation within 90 days following certification of the election results and will announce its determination and rationale in a Form 8-K. In deciding whether to accept the resignation offer, the Board of Directors will consider the factors considered by the Nominating/Governance Committee and any additional information and factors that the Board of Directors believes to be relevant.  If the Board of Directors accepts a director’s resignation offer pursuant to its process, the Nominating/Governance Committee will recommend to the Board of Directors and the Board of Directors will thereafter determine what action, if any, will be taken with respect to any vacancy created by a resignation.  Any director who tenders his or her resignation pursuant to this policy will not participate in the proceedings of either the Nominating/Governance Committee or the Board of Directors with respect to his or her own resignation.
In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board of Directors and our stockholders. When seeking new Board candidates, the Nominating/Governance Committee is committed to a policy of inclusiveness and will take reasonable steps to ensure that women and minority candidates are considered for the pool of candidates from which the Board nominees are chosen and will endeavor to include candidates from non-traditional venues.

MERITAGE HOMES | 2016 Proxy Statement 18

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board is comprised of the following members:
Class I Directors

Steven J. Hilton, 54
Mr. Hilton has been the Company’s chairman and chief executive officer since May 2006. Mr. Hilton was the co-chairman and co-chief executive officer of Meritage Homes Corporation from 1996 to May 2006. In 1985, Mr. Hilton co-founded Arizona-based Monterey Homes, the predecessor company to Meritage Homes Corporation. Under Mr. Hilton’s leadership, Monterey became publicly traded in 1996. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation (a NYSE listed company), a leading bank holding company based in Phoenix, Arizona.

Mr. Hilton has more than 30 years of real estate experience and is considered an expert and innovator in the homebuilding industry. He is a frequent participant in panels and interviews regarding the industry.

Raymond Oppel, 59
Mr. Oppel has been a director since December 1997. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development. He was the co-founder, chairman and chief executive officer of The Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was purchased in 1995 by public homebuilder KB Home.

Mr. Oppel has almost 30 years of experience in the homebuilding business. Mr. Oppel possesses extensive knowledge about the real estate industry in general and the homebuilding industry in particular.

Richard T. Burke, Sr., 72
Mr. Burke has been a director since September 2004. Mr. Burke is currently the Chairman of the Board of Directors of UnitedHealth Group, which he founded, took public in 1984 and served as chief executive officer as well. From 1995 until 2001, Mr. Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team and has served as a director for a number of other companies, both public and private. Mr. Burke previously served as a director for First Cash Financial Services, Inc., a position from which he resigned within the past five years.

Mr. Burke is a business and civic leader in Phoenix, Arizona, and his experience as the chairman and CEO of a multi-billion dollar public company provides the Board with outstanding corporate governance and financial insight.

Dana C. Bradford, 51
Mr. Bradford has been a director since August 2009. Mr. Bradford is the co-founder of and is currently the Executive Chairman of Waitt Brands, a diversified consumer brands company. From 2005 to 2011, Mr. Bradford was the president and managing partner of McCarthy Capital Corporation, a private equity firm. He serves as executive chairman of the board of Prime Global Sports, a tennis and squash company. Mr. Bradford also serves as a director on the boards of the Waitt Company, Vornado Air, Southwest Value Partners, a San Diego-based real estate investment company and Custom Service Profiles, a provider of customer satisfaction data and analytics. Mr. Bradford formerly served as chairman of the board of SAFE Boats International, a director on the boards of Ballantyne (AMEX: BTN); NRG Media; Guild Mortgage; Gold Circle Films and McCarthy Group, an Omaha-based investment company.

Mr. Bradford earned a bachelor’s degree in business administration from the University of Arizona and an MBA from Creighton University. Mr. Bradford brings additional perspective to the Board relating to real estate and corporate finance matters.

Deb Henretta, 54
Ms. Henretta was appointed as a director in March 2016. Ms. Henretta retired from the Proctor & Gamble, Co. ("P&G") in 2015. Throughout her 30 years at P&G, she held various senior positions throughout several sectors, serving as Group President of Global e-Commerce, which included serving as Head of Global Beauty Care; Division President of Global Baby/Toddler & Adult Care; and Division Vice President of Fabric Conditioners and Bleach. She has been a director at Corning, Inc. since 2013 and at Nisource Inc. since 2015.

Ms. Henretta graduated summa cum laude from St. Bonaventure University with a BA in communications in 1983. She earned her MA in advertising research and teaching assistantship from Syracuse University Newhouse School of Public Communications in 1985.

19 MERITAGE HOMES | 2016 Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Class II Directors

Peter L. Ax, 56
Mr. Ax has been a director since September 2000. He is the managing partner of Phoenix Capital Management, an operationally focused venture capital firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a public reporting consolidator and developer of coin-operated laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York and has served in various operating roles for enterprises operated by Phoenix Capital Management. Mr. Ax is also on the board of directors of iGo, Inc. (formerly, NASDAQ: IGOI) and serves on the Advisory Board of Directors of Cascadia Capital, a Seattle-based investment banking and merchant banking firm, and also serves annually as a judge in the Wharton Entrepreneurship Business Plan Competition.

Mr. Ax holds an MBA from the Wharton School at the University of Pennsylvania, a J.D. from the University of Arizona, and a B.S.B.A. from the University of Arizona, and has been a certified public accountant. Mr. Ax possesses extensive skills and experience relating to, among other things, capital markets and corporate finance.

Robert G. Sarver, 54
Mr. Sarver has been a director since December 1996. He is the chairman and chief executive officer of Western Alliance Bancorporation and the managing partner of the Phoenix Suns NBA basketball team. From 1995 to 1998, he served as chairman of Grossmont Bank. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. Mr. Sarver earned a bachelor’s degree in business administration from the University of Arizona and has been a certified public accountant.

Mr. Sarver has been active in the real estate industry for more than 30 years and is known nationwide as a leader and expert in banking. He has extensive experience in a wide spectrum of successful real-estate activities, including commercial, residential and development projects.

Gerald Haddock, 68
Mr. Haddock was appointed as a director in January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as president and Chief Executive Officer of Crescent Real Estate Equities, a diversified real estate investment trust. He is currently a director of ENSCO International, Plc., a leading global offshore oil and gas drilling service company. As a director for ENSCO, he has served as its co-lead director and Chairperson of the Audit Committee and is also a member of the Nominating & Governance Committee. From December 2004 to October 2008, Mr. Haddock served as a Board Member of Cano Petroleum, Inc. He also serves on the board of trustees and is a member of various committees for the Baylor College of Medicine (2011 to 2015), the Executive Investment Committee at Baylor University, the M.D. Anderson Proton Therapy Education and Research Foundation, and the CEELI Institute.

Mr. Haddock received his Bachelor of business administration and Juris Doctorate degrees from Baylor University. He also received a Masters of Law in Taxation degree from New York University and an MBA degree from Dallas Baptist University.

Michael R. Odell, 52
Mr. Odell has been a director since December 2011. Since 2015, he has served as president of Eastern Auto Parts Warehouse, a wholesale automotive parts distributor. Since 2015, Mr. Odell has also served as a board member of Instrument Sales & Service, a manufacturer of electro-mechanical components primarily for the automotive market. From 2008 through 2014, Mr. Odell served as President, chief executive officer and board member of The Pep Boys - Manny, Moe & Jack, a NYSE-listed Fortune 1000 company and the nation’s leading automotive aftermarket service and retail chain. He joined Pep Boys in 2007 as chief operating officer.  Previously, he served as executive vice president and general manager of Sears Retail & Specialty Stores, a $26 billion division of Sears Holdings Corporation.

Mr. Odell started his career as a CPA with Deloitte & Touche LLP. Mr. Odell holds an M.B.A. from Northwestern University's Kellogg School of Management, and a B.S. in Accounting from the University of Denver's Daniels College of Business.  Mr. Odell has deep service and retail experience, with a broad background in strategic planning, leadership, operations and finance.

MERITAGE HOMES | 2016 Proxy Statement 20

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Director Independence

The Nominating/Governance Committee evaluates and reports to the Board of Directors regarding the independence of each candidate. Consistent with the rules and regulations of the NYSE, at least a majority of the Board of Directors must be independent. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner, member, partner or trustee of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable and other business relationships the director may have with the Company.
As a result of its review, the Board of Directors has determined that a majority of Meritage’s Board members are independent. Our independent directors are Peter L. Ax, Raymond Oppel, Richard T. Burke, Sr., Gerald Haddock, Dana Bradford and Michael R. Odell.
In making this determination, the Board of Directors evaluated whether there exists any relationships between these individuals and Meritage and determined no relationship exists between Meritage and any independent director.
Steven J. Hilton is not considered independent because he is employed by the Company.
Prior to 2004, Robert G. Sarver was deemed an independent director. The Nominating/Governance Committee has continually monitored certain relationships between Mr. Sarver and Meritage along with relationships between Mr. Sarver and Mr. Hilton. Mr. Sarver and Mr. Hilton have certain business relationships unrelated to Meritage, including Mr. Sarver serving as trustee of certain of Mr. Hilton’s family trusts. The Nominating/Governance Committee evaluated these relationships and determined that they did not impair Mr. Sarver’s independence because they do not involve Meritage and are insignificant in relation to Mr. Sarver’s net worth. During 2004, Mr. Sarver became the controlling owner of the Phoenix Suns basketball team, in which Mr. Hilton purchased a minority ownership interest. This relationship was closely evaluated by the Nominating/Governance Committee because of its significance to Messrs. Sarver and Hilton. The Nominating/Governance Committee and the Board of Directors believe Mr. Sarver is a valuable member of the Board and that the Company benefits from his extensive business experience. Although Mr. Sarver does not have any material relationship with the Company which under the applicable rules and regulations would deem him not independent, the Nominating/Governance Committee has nevertheless concluded it is at this time in the best interest of Meritage’s stockholders that Mr. Sarver not be deemed an independent director.
The Board has also determined that all committees of the Board should be comprised entirely of independent directors and therefore neither Mr. Hilton nor Mr. Sarver serve on any Board committees.

Board Leadership Structure

Steven J. Hilton, our co-founder and CEO, also serves as a director and the Chairman of the Board. We believe Mr. Hilton’s unique industry experience and continuing involvement in the day-to-day operations of the Company make him highly qualified to serve as our Board’s Chairman. Mr. Hilton co-founded Meritage Homes and is thus intimately familiar with its history, culture and operations. Mr. Hilton possesses in-depth knowledge and expertise in the homebuilding industry as a whole and Meritage Homes in particular and is the Company’s largest non-institutional stockholder. The Board of Directors has concluded that this puts Mr. Hilton in a unique position and makes it compelling for him to serve both as Chairman of the Board and CEO to effectively represent the stockholders’ interest.
Mr. Ax, our Audit Committee Chair, serves as the Board’s lead independent director. Mr. Ax has extensive knowledge of capital markets and corporate finance and has previously served as CEO of a publicly traded corporation. We believe that Mr. Ax’s role as our lead independent director serves as a counterbalance to and complements Mr. Hilton’s position as Board Chairman and provides the appropriate level of independent director oversight. Additionally, our lead independent director presides over all independent director meetings and can call special meetings of the independent directors as he deems necessary to bring any matters the lead independent director feels should be addressed by the majority of our directors at any time.

CEO and Management Succession

Under the charter of the Nominating/Governance Committee, it is the role of the Nominating/Governance Committee to review and recommend to the Board of Directors changes as needed to the Company’s Corporate Governance Principles and Practices, including items such as management succession, policies and principles for CEO selection and performance review, and policies regarding succession in the event of an emergency or departure of the CEO. Our Corporate Governance Principles and Practices provide, among other things, that our Executive Compensation Committee is to conduct an annual review of the performance of the CEO.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Under our Corporate Governance Principles and Practices, the Board of Directors is responsible for approving a succession plan for our CEO and other senior officers. Issues relating to CEO succession planning are addressed regularly (at least annually) by the Board.

Risk Oversight
Our Board of Directors has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board of Directors receives reports from various members of management and is actively involved in monitoring and approving key decisions relating to our operations and strategy. Additionally, the management teams at our divisions must obtain approvals from our corporate executive team prior to engaging in certain activities or committing prescribed amounts of the Company’s financial and operational resources. As a result, senior management, who report directly to executive management, cannot authorize transactions that exceed prescribed thresholds that, while they may result in short-term benefits for their divisions, may expose us to unwarranted risks. Similarly, our executive management (including our NEOs) cannot engage in certain transactions without approval from our Board of Directors. For example, management must obtain approval from the Board of Directors, acting through the Land Committee, before proceeding with any land acquisition above a pre-established threshold. In addition, our General Counsel regularly reports to the Board of Directors information concerning ongoing litigation and possible legal, regulatory and other risks that might expose the Company to liability or loss. The Board also annually reviews the Company’s insurance programs.
Management operates the business within parameters established by an annual budget that is reviewed and approved by the Board of Directors. At each regular Board meeting, management provides the Board of Directors a status report with respect to the budget and addresses any material variances. We believe our budgeting process provides a useful mechanism for identifying risks and the related rewards and provides a quantitative method for evaluating those risks and rewards. The Board of Directors also provides oversight of risk through its standing committees. For example:

•
Our Audit Committee is responsible for reviewing and analyzing significant financial and operational risks and how management is managing and mitigating such risks through its internal controls and risk management processes. Our VP of Internal Audit reports directly to the Audit Committee and provides routine updates on the progress and findings of the department's on-going internal audit reviews. Our external auditors also have at least quarterly discussions with our Audit Committee, and meet both with and without Company management present, to highlight what they perceive as our key financial risks. Our Audit Committee plays an important role in approving our internal controls monitoring and is regularly engaged in discussions with management regarding business risks, operational risks, transactional risks and financial risks.

•
Our Executive Compensation Committee oversees risks relating to the compensation and incentives provided to our senior executive officers. The Executive Compensation Committee negotiates and approves all of the employment agreements of our NEOs and the Committee approves all grants of equity awards to all of our eligible employees.

•	Only Independent Directors sit on our governance Committees, with the exception of the Land Committee, to provide greater Director participation in key policy decisions.

The Board and Board Committees

We currently have nine incumbent directors and the following committees:

•	Audit Committee

•	Executive Compensation Committee

•	Nominating/Governance Committee

•	Land Committee
Our Board of Directors typically meets on a quarterly basis, with additional meetings held as required. During 2015, the Board of Directors held five meetings. Throughout 2015, each director attended at least 75% of the aggregate of the Board and committee meetings of which they were a member. Our Land Committee does not have regularly scheduled meetings but rather meets when significant land transactions require the Land Committee’s consideration. Directors are expected to attend our annual meetings of stockholders. All directors attended our 2015 annual meeting, which was held on May 13, 2015.

MERITAGE HOMES | 2016 Proxy Statement 22

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The following table identifies the current members of our Board of Directors and the number of meetings held during 2015:

Board of Directors	Audit Committee	Executive Compensation Committee	Nominating/ Governance Committee	Land Committee
Steven J. Hilton*
Peter L. Ax +		×	×	×
Raymond Oppel	×		×	×
Richard T. Burke, Sr.	×	×	×
Gerald Haddock	×	×		×
Dana Bradford	×	×	×	×
Michael R. Odell	×	×	×
Robert G. Sarver
Deb Henretta
Number of Meetings	8	5	4	9

*	=	Chairman of the Board
×	=	Member
	=	Committee Chair
+	=	Lead Independent Director
Audit Committee
The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (Exchange Act), and the rules and regulations of the NYSE. The Audit Committee assists the Board of Directors in:

•	fulfilling its oversight of the integrity of our financial statements,

•	overseeing our compliance with legal and regulatory requirements,

•	determining our independent registered public accounting firm’s qualifications and independence,

•	evaluating the performance of our internal audit function and independent registered public accounting firm, and

•	reviewing and approving any related party transaction between us and senior executive officers and directors.
The Audit Committee has the sole authority to appoint and replace our independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receives appropriate funding from us for, outside legal, accounting and other advisors as it deems necessary to carry out its duties.
The Audit Committee operates under a written charter established by the Board. The charter is available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. Each member of the Audit Committee meets the independence requirements of the NYSE and the Exchange Act, and is financially literate, knowledgeable and qualified to review our financial statements. In addition, each member of the Audit Committee has accounting or related financial management expertise. The Board of Directors has determined that Peter Ax, the Chair of our Audit Committee and an independent director as defined by the NYSE’s listing standards, is an “audit committee financial expert.” Information about Mr. Ax’s past business and educational experience is included in his biography in this proxy statement under the caption “—Director Qualifications and Diversity —Class II Directors”.
The report of the Audit Committee is included in this proxy statement under the caption “Report of the Audit Committee.”
Executive Compensation Committee
The Board of Directors has established an Executive Compensation Committee (the “Compensation Committee”) in accordance with the NYSE’s rules and regulations. The Compensation Committee regularly reports to the Board of Directors and its responsibilities include:

•	reviewing and approving goals and objectives relative to the compensation of our NEOs, evaluating our NEOs’ performance in light of these goals and approving the compensation of our NEOs,

•	reviewing and incorporating stockholder preferences with respect to compensation agreements with our NEOs,

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

•	overseeing all equity-based award grants,

•	making recommendations to the Board of Directors with regard to non-NEO compensation and equity-based awards, and

•	producing a report on executive compensation to be included in our annual proxy statement.
The Compensation Committee is currently comprised of six members of the Board, each of whom is independent under the independence standards of the NYSE, a “non-employee director” under Section 16 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). Generally the Compensation Committee Chair is in charge of setting the schedule for the Compensation Committee’s meetings, as well as the agenda of each meeting.
The Compensation Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request.
The Compensation Committee has the sole authority to hire outside advisors and consultants and to determine the terms, scope, fees and costs of such engagements. Since 2013, the Compensation Committee has engaged The POE Group ("POE Group") annually, to provide an update on current compensation trends and to provide recommendations on our NEOs’ compensation packages.
The Compensation Committee determines executive compensation with respect to our NEOs independent of management. The Compensation Committee approves all grants of equity-based awards. For the NEOs, the number and type of equity award grants in most cases are determined or based on an employment agreement between the Company and the NEO, which are negotiated and approved by the Compensation Committee; however, they may be adjusted based on the Compensation Committee’s review of the NEO’s performance and competitive market factors. For non-NEOs, management is responsible for recommending to the Compensation Committee the persons to receive grants and the nature and size of the proposed award. Because management is responsible for the day-to-day operation of the Company, the Compensation Committee believes that management is in the best position to make this recommendation.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is, or has been, an employee of Meritage or any of its subsidiaries. There are no interlocking relationships between Meritage and other entities that might affect the determination of the compensation of Meritage’s executive officers.
Nominating/Governance Committee
The Board of Directors has established a Nominating/Governance Committee, which directly reports to the Board of Directors and is responsible for:

•	identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,

•	reviewing and recommending changes as needed to the Company’s Corporate Governance Principles and Practices,

•	addressing such items as management succession, including policies and principles for our CEO selection and performance review and succession in the event of an emergency or departure of the CEO,

•	developing director qualifications and determining whether newly elected directors or prospective director candidates meet those qualifications,

•	considering recommendations for director nominations received from stockholders,

•	reviewing the charters of the Compensation Committee, Audit Committee and Nominating/Governance Committee and any other committees

•	assessing and monitoring, with Board involvement, the Board’s performance,

•	recommending nominees for the Compensation Committee, Audit Committee, Land Committee, and

•	promoting adherence to a high standard of corporate governance and Company values.
The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.

MERITAGE HOMES | 2016 Proxy Statement 24

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Director Nomination Process
Stockholder Nominees. The policy of the Nominating/Governance Committee is to consider properly-submitted stockholder recommendations for candidates for membership on the Board of Directors as described below. In evaluating such proposals, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described below. Any stockholder recommendations proposed for consideration by the Nominating/Governance Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:
Meritage Homes Corporation
8800 East Raintree Drive
Suite 300
Scottsdale, Arizona 85260
Attn:  Secretary
The Secretary will forward all recommendations to the Nominating/Governance Committee. In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. For a description of the process for submitting such nominations, and the deadline to propose actions for consideration at next year’s annual meeting, please see “Stockholder Proposals” on page 56 of this proxy statement.
Director Qualifications. The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in our Corporate Governance Principles and Practices and in our criteria for new directors. Prospective nominees must meet the Company’s qualification requirements set forth in our Corporate Governance Principles and Practices and should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. Prospective nominees should be committed to enhancing stockholder value and should have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of our stockholders.
Identifying and Evaluating Nominees for Directors. The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. The Nominating/Governance Committee also evaluates each candidate in the context of maintaining and creating a diverse Board, as previously discussed. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board will determine the nominees after considering such recommendations.
Director Orientation and Continuing Education. It is the policy of the Board that all new directors should participate in an orientation program sponsored by the Company. This orientation will be designed to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Ethics, its principal officers, its internal audit function, and its independent auditors. In addition, the Board encourages each director to attend prominent continuing education programs. The Company will pay for the director’s tuition and reasonable and customary travel expenses to attend continuing education programs.
Executive Sessions of Independent Directors
Our Corporate Governance Principles and Practices dictate that the non-management members of the Board of Directors will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session four times during 2015. Peter Ax is our Lead Independent Director and presides over these executive session meetings.
Land Committee
The Board of Directors has established a Land Committee, which directly reports to the Board of Directors. The Land Committee is responsible for reviewing and approving/denying land acquisition transactions recommended by management in excess of a predetermined monetary threshold. The Committee is intended to function as an additional approval mechanism for executive management’s land acquisition approval policies and procedures.
As of the date of this filing, the Land Committee was comprised of Messrs. Ax, Oppel, Haddock and Bradford. The Land Committee is transactional in nature; accordingly, the frequency of meetings is not pre-determined, and rather meetings only occur when significant land transactions arise that require Land Committee consideration. Currently, no compensation is paid to any director for service on the Land Committee, and there is not a Land Committee chair.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics
We are committed to conducting business consistent with the highest ethical and legal standards. The Board of Directors has adopted a Code of Ethics, which is applicable to all employees, including our senior and executive management and our directors. The Code is available on our website at investors.meritagehomes.com and we will provide a print copy to any stockholder upon request.
Meritage Stock Pledging Policy
In February 2013, the Nominating/Governance Committee approved a modification to the Company’s securities trading policy prohibiting all future pledging of the Company’s equity securities by our employees, NEOs and Directors. In connection with this policy, the Company adopted a grandfather provision relating to existing pledges. As of the date our modified policy was adopted, only Messrs. Hilton and Sarver had outstanding pledges. Our grandfather provision exempts existing pledges and continuation or replacements thereto; provided, however, that with respect to these existing pledges (or continuations or replacements thereof) the number of shares pledged may not exceed the greater of (i) two-thirds of the total number of Meritage shares beneficially owned by Mr. Hilton or Sarver, as the case may be, or (ii) 200,000 shares. In establishing these grandfather provisions, the Board considered the particular circumstances of Mr. Hilton and Mr. Sarver, the founder of the Company and an original board member, respectively, both of whom have a significant ownership in the Company’s equity securities.
Anti-Hedging Policy
We have a securities trading policy that sets forth guidelines and restrictions on transactions involving our stock, which are applicable to all employees, including our NEOs and Directors. Among other things, our policy prohibits all types of hedging transactions, including, but not limited to, purchases of stock on margin, short sales, buying or selling puts or calls and similar transactions involving any derivative securities. If allowed, these types of transactions could enable employees to own Company stock without the full risks and rewards of ownership. When that occurs, employees may no longer have the same objectives as the Company’s other stockholders and therefore such transactions involving Meritage stock are prohibited.

Communications with the Board of Directors
Interested persons may communicate with the Board of Directors by writing to our Lead Independent Director at the address set forth on page 2. The Lead Independent Director will disseminate the information to the rest of the Board at his discretion.

MERITAGE HOMES | 2016 Proxy Statement 26

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis
The following discussion and analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented immediately below.
The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our NEOs. For our 2015 fiscal year, our NEOs were:

•	Steven J. Hilton, Chairman and Chief Executive Officer

•	Larry W. Seay, Executive Vice President, Chief Financial Officer

•	C. Timothy White, Executive Vice President, General Counsel and Secretary

•	Phillippe Lord, Executive Vice President, Chief Operating Officer *

•	Javier Feliciano, Executive Vice President, Chief Human Resources Officer**

•	Steven M. Davis, former Executive Vice President, Chief Operating Officer *

*	Mr. Davis' employment ended on March 31, 2015, and Mr. Lord was appointed Executive Vice President, Chief Operating Officer on March 31, 2015.

**	Mr. Feliciano was appointed Executive Vice President, Chief Human Resources Officer in November 2015 in connection with his first day of employment with the Company.
This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes actions regarding executive compensation that occurred during 2015, including the award of bonuses related to 2015 performance, and the adoption of any new, or the modification of any existing, compensation programs, if applicable.

2015 Environment
The 2015 housing market was generally healthy, thanks in part to the continued low cost of home ownership coupled with relatively low inventories of homes for sale and solid job growth. The market continues to benefit from housing affordability and improving consumer confidence which has contributed to a favorable demand environment. Despite a sluggish end to 2015 in the U.S. stock market and overall concerns for the global economy, the homebuilding industry did not experience a noticeable impact in buyer demand. In addition, the announcement by the Federal Reserve to increase interest rates for the first time in nine years also did not have a noticeable impact on the industry, and as stated by the Federal Reserve the increase is considered a sign of confidence in the economy. In certain markets, our results were impacted by specific events, such as weather delays in our Dallas and Denver markets and low oil prices in our Houston market although we finished 2015 with overall gains in most of our key operating metrics.
We benefited from growing the number of actively selling communities in strategic locations during 2015. We remain focused on positioning ourselves in well-located and highly-desired communities in many of the top residential real-estate markets in the United States. Most recently, this has been evident through our strategic expansion in the East Region through acquisitions of local and regional builders in 2013 and 2014, in addition to start-up operations in new markets and organic growth within existing markets. Our investments in well-located new communities, growing markets and innovative product offerings have created a strategic differentiation for Meritage Homes. We believe this differentiation has benefited us throughout the last several years and will continue to provide us with opportunities for growth and profitability in the future.
The profitability and growth of Meritage is dependent on executive management’s vision and actions to implement and support these strategic goals and we feel we have taken, and continue to take, appropriate steps for Meritage to be well-positioned for success.

Executive Summary

Meritage Homes is committed to building long-term stockholder value. Accordingly our NEO compensation program is designed to be largely performance driven. At our 2015 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by over 97% of total votes cast, indicating that our stockholders were in agreement with our Compensation Committee and its direction of setting compensation arrangements based on thresholds that are in line with the goals of our stockholders. A summary of our compensation packages is discussed further in this proxy in the section titled “Compensation Programs.”

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COMPENSATION DISCUSSION AND ANALYSIS
`

2015 Business Highlights
2015 was another year of strong growth and progress on many strategic fronts for Meritage Homes. Below is a summary of some of the significant accomplishments achieved in 2015.

•	We grew total home closing revenue to $2.5 billion in 2015, up 18% over 2014.

•	Desirable community location and larger product offerings drove our average sales prices on closings up by 6% over 2014 to $388,200.

•	Net orders for the year increased 19% in 2015 over 2014, and total order value increased 26% year over year, aided by a 6% increase in average sales prices.

•	The value of orders in backlog at year-end 2015 was 34% higher than 2014 ending backlog value.

•	We expanded our total active community count to 254 at year-end, the highest in our 30 year history.

•
With key market drivers indicating a high probability for continued growth in the housing market, we invested approximately $709 million in land and development and ended the year with an approximate four-year supply of 27,800 total lots under control.

•
We raised additional capital in mid 2015 through a $200 million senior note debt issuance and expanded the capacity of our unsecured revolving credit facility ("Credit Facility") to $500 million to ensure that the Company has sufficient liquidity to continue to grow while maintaining a strong balance sheet.

Since we committed to building every home to meet or exceed ENERGY STAR® standards, the Environmental Protection Agency has recognized Meritage Homes as an ENERGY STAR Partner of the Year every year since 2010. For the third consecutive year, Meritage received the ENERGY STAR® prestigious Partner of the Year for Sustained Excellence Award in recognition of our ongoing industry leadership in advancing energy-efficient building standards.
In addition to the financial and operational successes Meritage Homes experienced in 2015, the Company also enjoyed successes in establishing itself as a company that gives back and has been recognized for such efforts. Since 2013, Meritage has partnered with Operation Homefront to provide newly-built mortgage-free homes to military families through its Homes on the Homefront program. In addition, Meritage employees donated thousands of man-hours and significant financial support to Ronald McDonald House, Salvation Army, Habitat for Humanity, Toys for Tots and many other local and national charitable organizations, which we plan to continue to support through the Meritage Cares Foundation.
As mentioned, our executive compensation program is designed to be driven with a focus on pay-for-performance. More than half of the compensation program for our CEO and certain other NEOs is based on various performance metrics that are tied to Meritage’s operational goals. The following graph illustrates CEO compensation as it relates to the improving performance of the Company.
*    Before deduction of CEO total compensation (as reflected in the Summary Compensation Table).

MERITAGE HOMES | 2016 Proxy Statement 28

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward superior corporate performance both annually and over the long term while simultaneously striving to be externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and is in the best interests of stockholders. In 2014 and 2015 the Compensation Committee engaged POE Group as an independent compensation consultant to evaluate the terms of our NEO compensation programs as they relate to creating stockholder value as well as remaining competitive in the marketplace with the changing trends in NEO compensation, while meeting the below core objectives:
Pay for Performance
A substantial portion of the total potential compensation for Messrs. Hilton, Seay, White and Lord is intended to be variable on a pay-for-performance basis. The terms of the performance-based compensation contemplated in each respective NEO’s employment agreement was based upon an assessment performed by POE Group of external market data to ensure that the compensation formula is competitive relative to the compensation paid by companies with which we compete for executive talent. This compensation is derived based on (i) the performance of the Company as a whole, as measured against our peer group and (ii) the officer’s role in the attainment of the Company’s performance goals.
Stock Ownership
We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our executives with those of our stockholders and helps to focus our executives on long-term stockholder value creation. We award restricted stock and restricted stock units to our NEOs, as we believe such awards provide our NEOs with an incentive to continue to increase long-term stockholder value, even during periods of declining stock prices. We believe the granting of equity awards is an important retention tool and is widely used in our industry.
Recruiting and Retention
Due to the competitive nature of our industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other large public homebuilders. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain outstanding executives who are motivated to help us achieve our mission.
Compensation Peer Group
As a member of the homebuilding industry, we predominantly compete for executive talent and have historically compared ourselves to other companies in our industry. There are a limited number of homebuilders that have revenue and market capitalization similar to ours. Therefore, in order to develop a peer group of a sufficient size, starting in 2013 the Compensation Committee, with the assistance of POE Group, revised and expanded the peer group effective in 2014 to fourteen comparably sized companies selected from the homebuilding industry as well as the building products industry. The peer group companies fall within the following parameters:

•	0.4 times to 2.5 times our revenues, and

•	0.25 times to 4.0 times our market capitalization.
The peer group companies that were used in 2015 for executive compensation benchmarking and performance benchmarking are set forth below. We believe that this larger peer group provides an appropriate benchmark comparison for our Company.

●	Armstrong World Industries	●	M.D.C. Holdings
●	Beazer Homes USA	●	Quanex Building Products
●	Builders First Source	●	Ryland Group*
●	Gibraltar Industries	●	Standard Pacific*
●	Hovnanian Enterprises	●	Taylor Morrison Home
●	KB Home	●	Toll Brothers
●	Louisiana Pacific	●	USG
*Ryland Group and Standard Pacific merged in October 2015 to form CalAtlantic Group.

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COMPENSATION DISCUSSION AND ANALYSIS
`

In addition to the larger peer group listed above for executive compensation benchmarking, in the November 2014 meeting of the Compensation Committee, an updated study from POE Group was reviewed and based on that study the peer group for the TSR portion of performance based long-term incentive awards was revised to include only homebuilders. The updated TSR peer group effective January 1, 2015 is set forth below:

●	Beazer Homes USA	●	Ryland Group*
●	Hovnanian Enterprises	●	Standard Pacific*
●	KB Home	●	Taylor Morrison Home
●	M.D.C. Holdings	●	Toll Brothers
*Ryland Group and Standard Pacific merged in October 2015 to form CalAtlantic Group.

While market data is an important factor utilized by the Compensation Committee when setting compensation, it is only one of multiple factors considered, and the amount paid to each executive may be more or less than the composite market predicted value based on the performance of the Company and the executive, the roles, experience and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Compensation Committee deems important.

MERITAGE HOMES | 2016 Proxy Statement 30

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Best Practices
The best practices evidenced by our compensation programs and processes include:

WE DO		WE DO NOT
✓	Pay for performance by requiring a significant portion of the total compensation of our NEOs be determined based on performance tied to strategic objectives.	✗	Provide perquisites for our NEOs other than those limited to auto allowance, reimbursement of certain insurance premiums and other limited benefits.
✓	Have executive Stock Ownership Guidelines in place set at a multiplier of base salary.	✗	Reprice or replace stock options and other equity awards.
✓
Have a clawback policy for most of our NEOs requiring the recoupment of incentive bonuses in the event of a restatement of financial results resulting from willful misconduct or gross negligence of the applicable NEO.
		✗	Allow hedging.
✓	Engage a compensation consultant to provide an update on current compensation trends and to provide recommendations on our NEOs’ current compensation packages.	✗	Allow pledging, subject to certain limited grandfather provisions.
✓	Double trigger cash severance based upon a change in control of the Company.	✗	Provide tax gross-ups applicable to change-in-control and severance payments.
Our executive compensation policies and practices are designed to align our NEOs’ long-term interests with those of our stockholders via a pay-for-performance model. The charts below depict the 2015 percentage of compensation for our CEO and other NEOs that is fixed versus performance-based (from the summary compensation table on page 42):

*    Represents average for NEOs other than the CEO. Due to partial year employment, Mr. Feliciano is excluded from this graph.
**    Includes performance share awards and annual cash incentive compensation at target award levels.

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COMPENSATION DISCUSSION AND ANALYSIS
`

Independent Compensation Consultant
In accordance with its charter, the Compensation Committee has the sole authority to obtain advice and assistance from consultants, legal counsel, accounting and other advisers as appropriate. The Compensation Committee has the sole authority to retain and terminate any compensation consultant, counsel or adviser and to determine and approve the terms, costs and fees for such engagements. Since 2013, the Compensation Committee has engaged POE Group as its independent compensation consultant. In engaging and retaining POE Group, the Committee took into consideration (i) the independence of and similar factors pertaining to POE Group as required by the New York Stock Exchange (NYSE), the Securities and Exchange Commission (SEC) and other applicable rules and regulations. Upon consideration of these factors, the Compensation Committee concluded that engaging POE Group did not present any conflicts of interest.
In connection with its engagement, POE Group provided information and advice regarding compensation philosophy and strategy; recommended peer group selection criteria as well as recommended potential peer companies; and consulted with the Compensation Committee on both long-term and short-term incentive compensation.

Compensation Program

The key components of our executive compensation program are base salary, annual incentive cash compensation and long-term equity incentive compensation. In addition, our NEOs have the opportunity to participate in our company-wide 401(k) plan, a deferred compensation plan, and to receive limited certain personal benefits, as described below. The employment agreements of our CEO and other NEOs are further described in this proxy under the section “—Employment Agreements in Effect for 2015.”
In recent years, the Compensation Committee undertook a holistic review of the executive compensation program with the assistance of our independent compensation consultant, POE Group. The program was analyzed with respect to the following strategic principles:

•	Alignment with key outcomes of our business strategies;

•	Appropriate balance of short- and long-term incentive award opportunity;

•	Provision of market-competitive total compensation opportunity within our industry and peer group;

•	Appropriate alignment with our stockholders by delivering a significant percentage of total compensation opportunity through equity;

•	Setting total compensation package where a significant percentage of total compensation is at risk;

•	Transparency in the communication of plan design and performance goals to enhance understanding; and

•	Adherence to sound governance practices, including the prudent management of compensation risk.
Based on the results of the analysis, the components of our NEO compensation program are as outlined below.
Base Salary
The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is generally competitive with market practices. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall target compensation. As compared to our compensation peer group, we target our NEO salaries to be commensurate with other public homebuilders. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the Company, as well as market data.
Annual Cash Incentive Compensation ("Non-Equity Incentive Plan")
Messrs. Hilton, Seay, White and Lord are eligible for annual cash incentive compensation. We believe our non-equity incentive plan focuses these NEOs on the most important short-term measures of our business, establishes a clear connection between performance and earned compensation, and provides greater transparency to our stockholders as to the operation of our Non-Equity Incentive Plan. Each goal represents a fixed percentage of total potential compensation with each goal assessed separately from the others. The annual incentive compensation is designed to generally comply with the requirements of Section 162(m) of the Code to allow for the tax deductibility of incentive compensation paid to our NEOs.
The specific details of each NEO’s 2015 incentive compensation are further described under the section “—Employment Agreements in Effect for 2015”.

MERITAGE HOMES | 2016 Proxy Statement 32

COMPENSATION DISCUSSION AND ANALYSIS

Discretionary Bonuses
For Messrs. Hilton, Seay, White and Lord, discretionary bonuses may be awarded based on specific achievements of each individual beyond those of the performance measurements included in the annual incentive compensation calculations, subject to approval by Executive Compensation Committee. In 2015, Mr. Lord was awarded a $100,000 discretionary bonus in recognition of Mr. Lord's leadership to attract and retain key talent and spearhead the integration efforts of our most recent acquisitions. Mr. Feliciano is eligible to receive an annual discretionary bonus of up to 50% of his base salary. In conjunction with the start of his employment in November 2015, Mr. Feliciano was awarded a $75,000 cash bonus, which was the total bonus awarded to him in fiscal 2015. No other discretionary bonuses were awarded in 2013, 2014 or 2015.
Long-Term Equity Incentive Awards
Long-term incentives are intended to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. We award our NEOs restricted stock awards and in 2014 began awarding restricted stock units to certain NEOs as part of our total equity compensation structure. We also grant performance share awards to Messrs. Hilton, Seay, White and Lord, as further discussed below. The restricted stock unit and performance share awards generally have a three-year cliff vesting schedule. The restricted stock award for Mr. Feliciano in 2015 will vest in equal annual installments over a three-year period.
In connection with our equity awards, we have also adopted equity ownership requirements as further discussed below in the section “—Security Ownership Requirements.”
The Compensation Committee believes that equity awards provide a strong long-term incentive for our NEOs (and other officers and employees) that, along with their stock ownership, helps to align the interests of management with our stockholders. The Compensation Committee believes that these equity-based awards provide the opportunity for our executives to benefit from strong equity performance and, particularly in the case of the restricted stock and restricted stock unit awards, the NEOs focus on balancing stability and preservation of stock value against being incentivized to potentially take on an imprudent level of additional risk to drive stock appreciation with more contingent equity awards such as stock options. The Company and the Compensation Committee also believe that an appropriate mix of cash compensation and non-cash compensation in the form of equity awards is necessary and appropriate because, among other reasons, equity-based awards do not require the use of our working capital. The Compensation Committee is mindful of the fact that equity awards represent an expense under generally accepted accounting principles and a cost to the Company and its stockholders in the form of dilution. Accordingly, we seek to achieve an appropriate balance between cash and non-cash compensation such that management is appropriately incentivized, our working capital and financial results are minimally affected and our stockholders do not experience undue dilution.
Other Compensation
The Compensation Committee does not believe in the extensive use of perquisites as a component of executive compensation. The Compensation Committee believes that the perquisites provided to our NEOs (above those received by all employees or officers in general) are limited, but help maintain the competitiveness of our compensation package as compared to our peer companies. The types of perquisites we provide to our NEOs generally consist of car allowances, and enhanced life and disability or long-term care insurance.
Tax Considerations
Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each NEO. The $1 million limitation generally does not apply to compensation that is paid pursuant to a performance-based plan approved by stockholders. Our intention is to comply with the requirements of Section 162(m) and generally maintain deductibility for executive compensation, although we reserve the right, as do most public companies, to make non-deductible payments where we determine it is in the best interests of Meritage and its stockholders.

Security Ownership Requirements
We maintain security ownership requirements for our directors and certain executive officers. The Board of Directors believes that these guidelines align the interests of our directors and executive officers with those of stockholders. Our directors, executive officers and certain senior officers are required to comply with ownership guidelines. The guidelines for our directors and NEOs are outlined below:

•	Directors, three times annual director fees (exclusive of committee or lead director fees),

•	CEO, ten times base salary, and

•	COO, CFO, CHRO and General Counsel, two times base salary.

33 MERITAGE HOMES | 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
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In the case of the appointment of a new executive officer or director, they shall not be required to purchase stock in the open market in order to become compliant.  For directors, until such compliance is achieved they may not sell or otherwise transfer any stock or stock equivalents.  For executive officers, until such compliance is achieved, they may sell stock as necessary to pay any required income tax withholdings in connection with the vesting of any equity grants. Once their income tax withholdings are fulfilled, they may not sell more than 50% of the remaining equity grants or awards that vest in a fiscal year and must hold the balance of their shares until their ownership requirements are met. In order to enable our directors and officers to prudently manage their personal financial affairs, our policy provides that once compliance is obtained, subsequent changes in stock price will not affect their compliance with the guidelines.
For purposes of the stock ownership guidelines, stock is deemed “owned” for both directors and officers in the case of (a) shares owned outright, (b) beneficially-owned shares, and (c) phantom shares allocated to an officer in the Company’s Non-Qualified Deferred Compensation Plan. As of December 31, 2015, all officers and directors were in compliance with their respective security ownership requirements.

Equity-Based Awards

Meritage has traditionally granted equity-based awards to directors, senior executive officers and other employees to provide a means for incentive compensation and to align the interests of management with the interest of Meritage’s stockholders. Since 2009, all equity awards company-wide have been comprised of restricted stock and, since 2014, restricted stock units have been awarded to certain NEOs as a means of providing sufficient incentive compensation, bringing it more in line with industry trends.
We have comprehensive policies relating to the granting of stock options and other equity-based awards. Following is a summary of key aspects of our policies:

•	All equity-based awards must be approved by the Compensation Committee.

•	All equity-based grants will be approved at formal meetings (including telephonic) of the Compensation Committee.

•	The grant date of such awards will be the date of the meeting (or a specified date shortly after the meeting).

•
The annual equity-based grant shall be approved at a regularly scheduled meeting of the Compensation Committee during the first part of the year, but generally after the annual earnings release. We believe that coordinating the main annual award grant after our annual earnings release will generally result in this grant being made at a time when the public is in possession of all material information about us.

•
The customary annual grant (including performance-based grants) to executive officers and directors shall generally occur approximately at the same time as the customary annual grant to other employees.

•
The Company shall not intentionally grant equity-based awards before the anticipated announcement of materially favorable news or delay the grant of equity-based awards until after the announcement of materially unfavorable news.

•	The Compensation Committee will approve equity-based grants only for persons specifically identified at the meeting by management.

Employment Agreements in Effect for 2015
In March 2014, we entered into amended employment agreements with Messrs. Hilton, Seay, White and Davis. These employment agreements are scheduled to expire on December 31, 2016 with automatic one-year extension renewal provisions. These renewal provisions extend the terms of the arrangements for one year unless on or before August 31 of any renewal term, the executive or the Company notifies the other that it wishes to terminate the agreement. The Compensation Committee negotiated and approved the terms of each of these agreements. Messrs. Hilton, Seay, White and Lord have claw-back provisions requiring the recovery by the Company of all or part of prior bonuses in the event the performance measure used to calculate the bonus is restated downward as a result of the executive’s willful misconduct or gross negligence. We may recover any such claw-backs through an offset to future awards payable or from the executive directly. Messrs. Hilton, White, Seay and Lord have non-solicitation covenants, and Mr. Hilton’s agreement also includes a non-compete covenant. Messrs. Lord and Feliciano entered into agreements on the date of their appointment as an executive officer in March 2015 and November 2015, respectively. Following is a description of the key provisions between the Company and each of the NEOs.

MERITAGE HOMES | 2016 Proxy Statement 34

COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

	Named Executive Officer
	Steven J. Hilton	Larry W. Seay	C. Timothy White	Phillippe Lord (1)	Javier Feliciano (2)	Steven M. Davis (3)

Base Salary	$1,000,000	$600,000	$525,000	$450,000	$320,000	$500,000
(1) Salary effective March 31, 2015 upon his appointment to COO.
(2) Salary effective November 9, 2015, his first day of employment.
(3) Mr. Davis' employment terminated effective March 31, 2015.
Annual Cash Incentive Bonus
Messrs. Hilton, Seay, White, Lord and Davis are each entitled to an annual cash incentive bonus based upon the achievement of certain performance goals established by the Compensation Committee. The amount of the target bonus and payout ranges for each officer is set forth below. The amount of the bonus to be paid is contingent upon the achievement of the performance criteria established by the Compensation Committee. Where the actual performance falls below the threshold level, no incentive bonus will be paid with respect to that performance goal. In addition to the financial performance goals established by the Compensation Committee, the Compensation Committee may also consider individual performance for certain officer positions as appropriate.
The non-equity incentive plan has three performance measures, weighted 60%, 30% and 10%, respectively:

1.	EBITDA as adjusted for specific and pre-determined items (adjusted EBITDA);

2.	Number of home closings; and

3.	Customer satisfaction rating as determined by our third party rating agency.
We believe these metrics focus Messrs. Hilton, Seay, White and Lord on the most important short-term measures of our business, establish a clear connection between performance and earned compensation, and provide greater transparency to our stockholders as to the operation of our non-equity incentive plan. Each goal represents a fixed percentage of total potential compensation with each goal assessed separately from the others.
For each of the three performance measures noted above, our Compensation Committee has specified:

•	A threshold level of achievement below which no incentives will paid;

•	An intermediate level of achievement at which incentive awards accelerate as the target is approached;

•	A target level of achievement associated with a market-competitive incentive award; and

•	A maximum level of achievement above which incentives will not increase (payout ceiling).
The relationship between the level of performance and associated payout with each level is reflected below. Where actual results fall between the performance levels set forth above, payments will be calculated based on linear interpolation.

	Below Threshold	Threshold	Intermediate	Target (1)	Maximum
Adjusted EBITDA and Number of Home Closings
Performance (as % of Goal)	<82%	82%	91%	100%	105%
Payout as % of Target	—%	25%	50%	100%	200%	(2)
Customer Satisfaction Rating
Performance (as % of Goal)	<88%	88%	94%	100%	113%
Payout as % of Target	—%	25%	50%	100%	200%	(2)
(1) Target payouts for Messrs. Hilton, Seay, White, Davis and Lord are $2,500,000, $600,000, $600,000, $1,000,000 and $1,000,000, respectively.
(2) Maximum 2015 payout for Mr. Lord is equal to 150% of target bonus.

For purposes of determining the executives’ formula bonuses, “Adjusted EBITDA” means earnings before interest expense and interest amortized to cost of sales, income taxes, depreciation and amortization (“EBITDA”) adjusted to exclude impairments, significant litigation settlement payments by the Company related to a specific identified case, and any other one-time type items that the Compensation Committee determines in its sole discretion appropriate to exclude. Also, the annual cash incentive plan provides that the Compensation Committee has complete discretion to reduce the amount of the annual cash incentive bonus compensation based on any factors it deems appropriate or relevant.

35 MERITAGE HOMES | 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
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Annual Discretionary Bonus
Based on specific achievements of each individual beyond those of the performance measurements included in the annual incentive compensation calculations, Messrs. Hilton, Seay, White and Lord may be awarded discretionary cash bonuses subject to approval by Executive Compensation Committee. Mr. Lord was awarded a $100,000 discretionary bonus in 2015.
Mr. Feliciano is entitled to an annual discretionary cash bonus with a target bonus equal to 50% of his base salary.
Long-Term Incentive Awards
Messrs. Hilton, Seay, White, Davis and Lord are entitled to long-term incentive awards which consist of two equity delivery vehicles: where 50% of the long-term award opportunity will be provided through a performance-based award and 50% through a service-based award conditioned upon the continued employment for the NEO, subject to acceleration in certain events. Mr. Feliciano is entitled to equity with service-based award conditions only.
Performance Share Awards
Messrs. Hilton, Seay, White, Davis and Lord are entitled to performance-based awards as part of their overall compensation. The performance-based portion of the long-term incentive awards has three measures, which in 2015 were weighted 40%, 30% and 30%, respectively:

1.	Three-year total shareholder return (“TSR”) relative to our homebuilder peer group (as defined under the caption "—Compensation Philosophies and Objectives — Compensation Peer Group ");

2.	Achievement of a targeted three-year cumulative earnings per share (“EPS”) goal; and

3.	Achievement of a targeted three-year average return on asset (“ROA”) goal.
The Compensation Committee selected these three measures for our long-term incentive awards as they believe they best align with our current stockholder interests of strong returns, increased profitability per share, and increased efficiency in generating profits from assets. Additionally, the three metrics are assessed from both relative and absolute measurement approaches providing internal and external performance perspective. Finally, the measures assess performance on a cumulative basis over three years, linking compensation opportunity to performance over an extended period.
For each of the three performance-based plan measures, our Compensation Committee has specified:

•	A threshold level of achievement below which no incentives will paid;

•	A target range level of achievement (e.g. between the low and high target) associated with a market-competitive incentive award; and

•	A maximum level of achievement above which incentives will not increase (payout ceiling).
Each metric is assessed separately from the others, and each may be adjusted for specific and pre-determined items. The relationship between the level of performance and the shares awarded with each level is reflected in the table below. Where actual results fall between the performance levels set forth below, payments will be calculated based on linear interpolation.

	Below Threshold	Threshold	Low Target	Target (1)	High Target	Maximum
EPS (30%)
Performance as % of Goal	<82%	82%	94%	100%	107%	121% or Greater
Shares Awarded as % of Target	—	50%	100%	100%	100%	150%
ROA (30%)
Peer Group Percentile	<90%	90%	97%	100%	104%	110% or Greater
Shares Awarded as % of Target	—	50%	100%	100%	100%	150%
Relative TSR (40%)
Peer Group Percentile	<40%	40%	N/A	50%	65%	80% or Greater
Shares Awarded as % of Target	—%	50%	N/A	100%	125%	150%
(1) Total award value at target level is equal to $1,000,000, $450,000, $425,000, $500,000 and $350,000 for Messrs. Hilton, Seay, White, Davis and Lord, respectively.

MERITAGE HOMES | 2016 Proxy Statement 36

COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Unit Awards
Messrs. Hilton, Seay, White, Davis and Lord are entitled to an annual grant of restricted stock units that cliff vest on the third anniversary of the date of grant. The number of restricted stock units to be granted to each executive officer will be equal to the dollar value specified for each executive officer divided by the closing price of the Company’s stock on the grant date. The value of restricted stock units to be granted annually to each officer is $1,000,000, $450,000, $425,000, $500,000 and $350,000 for Messrs. Hilton, Seay, White, Davis and Lord, respectively.
Restricted Stock Awards
Mr. Feliciano is entitled to receive an award of restricted stock annually at the discretion of the Compensation Committee. In 2015, he received 10,000 shares of restricted stock awards, which will vest in equal annual installments over three years.
Other Benefits
Our CEO and certain of our NEOs are also entitled to certain specified other benefits. With respect to Mr. Hilton, he is entitled to receive payments annually to purchase life insurance in the amount of $5,000,000; disability and/or long-term care insurance with monthly benefits of $20,000; reimbursement for business use of his airplane at an amount equal to comparable charter rates; and the use of a Company car. With respect to Messrs. Seay, White, Davis and Lord, they are entitled to receive payments annually for life insurance in the coverage amount of $3,000,000 and disability and/or long-term care insurance with monthly benefits of $20,000 and an auto allowance.
Termination Provisions
Messrs. Hilton, Seay, White, Davis and Lord are provided certain payments upon termination of employment, including voluntary resignation, resignation by the officer for good reason, termination by the Company, with and without cause, death or disability, and retirement. In connection with the termination provisions in Mr. Davis' employment agreement, he received cash termination payments valued at approximately $2.0 million and accelerated stock vestings valued at $1.7 million as a result of his termination without cause on March 31, 2015. In addition, in accordance with the termination provisions, in February 2016 Mr. Davis vested in performance awards valued at approximately $258,000. A summary of the key termination provisions of each executive officer’s employment agreement is outlined beginning on page 46.

37 MERITAGE HOMES | 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
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Discussion of NEO Compensation
Following is a discussion of the compensation paid, awarded or earned in 2015 to the Company’s CEO and NEOs.
Our NEOs were compensated in 2015 pursuant to the terms of their respective employment agreements in effect during 2015, which provided for a base salary, an annual cash incentive bonus based on Company performance, if applicable and earned, equity grants and other customary executive benefits.
Under these agreements, a substantial portion of Messrs. Hilton, Seay, White, Davis and Lord's potential compensation was performance-based to align their goals and efforts with the interests of our stockholders.
Salary. In accordance with the terms of their respective employment agreements, each NEO was paid a base salary as outlined below:

	Named Executive Officer
	Steven J. Hilton	Larry W. Seay	C. Timothy White	Phillippe Lord (1)	Javier Feliciano (1)	Steven M. Davis (1)

Base Salary	$1,000,000	$600,000	$525,000	$450,000	$320,000	$500,000

(1)
Mr. Davis' employment terminated on March 31, 2015 and Mr. Lord was appointed as COO on March 31, 2015. Mr. Feliciano was appointed CHRO on November 9, 2015. Amounts in the table above represent their annual salary per their respective employment agreements.

Equity Awards. In 2015, Messrs. Hilton, Seay, White, Lord and Davis were granted awards of 24,839, 11,177, 10,556, 7,196 and 12,419 of restricted stock units, respectively, and an equal amount of targeted performance shares pursuant to the terms set forth in their respective employment agreements as outlined beginning on page 34. The service-based shares cliff vest on the third anniversary of the date of grant. Mr. Feliciano was granted 10,000 service-based shares that will vest in equal installments over a three year period. The performance shares for Messrs Hilton, Seay, White, Lord and Davis also vest on the third anniversary of the date of grant, subject to the achievement of the cumulative three-year performance measures for the 2015-2017 period. The table below illustrates the potential performance share awards through the performance share plan for 2015 at threshold, target and maximum performance levels for each NEO based on the established performance metrics. For discussion of the restricted stock and performance share awards that vested during in 2015, see footnote (1) to the 2015 Option Exercises and Stock Vested table on page 45.

Name and Principal Position	Approximate Award Fair Value (at Target level) ($)	Threshold (Shares) (#)	Target (Shares) (#) (1)	Maximum (Shares) (#)
Steven J. Hilton	$1,000,000	12,420	24,839	37,259
Larry W. Seay	$450,000	5,589	11,177	16,766
C. Timothy White	$425,000	5,278	10,556	15,834
Phillippe Lord	$350,000	3,598	7,196	10,794
Steven M. Davis	$500,000	6,210	12,419	18,629

(1)
Number of shares based on a grant price of $40.26, the closing stock price on the date of grant for Messrs. Hilton, Seay, White and Davis. The number of shares for Mr. Lord are based on a grant price of $48.64, the closing stock price on the date of grant.

MERITAGE HOMES | 2016 Proxy Statement 38

COMPENSATION DISCUSSION AND ANALYSIS

Cash Incentive Bonus. For 2015, Messrs. Hilton, Seay, White, Davis and Lord received cash performance-based bonuses pursuant to the terms set forth in their respective employment agreements, or in the case of Mr. Lord, his written compensation arrangement, as outlined beginning on page 34 of this proxy statement and according to the metrics set forth below.
ACTUAL RESULTS FOR 2015 ANNUAL INCENTIVE COMPENSATION:

		Named Executive Officer
Actual Results		Steven J. Hilton	Larry W. Seay	C. Timothy White	Phillippe Lord		Steven M. Davis

Adjusted EBITDA (in millions) (60%)
Actual Results		$271,234	$271,234	$271,234	$271,234		$271,234
Target	≥	$287,109	$287,109	$287,109	$287,109		$287,109
Target Bonus $		$1,500,000	$360,000	$360,000	$450,000	(2)	$150,000	(3)
NEO Payout % (1)		69.6%	69.6%	69.6%	69.6%		69.6%
NEO Payout $		$1,043,842	$250,522	$250,522	$313,152		$104,384

Number of Home Closings (30%)
Actual Results		6,522	6,522	6,522	6,522		6,522
Target	≥	6,448	6,448	6,448	6,448		6,448
Target Bonus $		$750,000	$180,000	$180,000	$225,000	(2)	$75,000	(3)
NEO Payout % (1)		125.2%	125.2%	125.2%	112.6%		125.2%
NEO Payout $		$938,843	$225,322	$225,322	$253,327		$93,885

Customer Satisfaction Rating (10%)
Actual Results		89.5	89.5	89.5	89.5		89.5
Target	≥	80.0	80.0	80.0	80.0		80.0
Target Bonus $		$250,000	$60,000	$60,000	$75,000	(2)	$25,000	(3)
NEO Payout % (1)		195.0%	195.0%	195.0%	147.5%		195.0%
NEO Payout $		$487,500	$117,000	$117,000	$110,625		$48,750

Total NEO Payout $ (4)		$2,470,185	$592,844	$592,844	$677,104	(5)	$247,019

(1)	See the table provided on page 35 of this proxy statement for additional information related to the payout percentages as they relate to the targets.

(2)	Amount reflects a prorated 75% of the target bonus for each metric related to Mr. Lord's promotion to COO effective March 31, 2015.

(3)	Amount reflects a prorated 25% of the target bonus for each metric related to Mr. Davis's departure as COO effective March 31, 2015.

(4)	In addition to the three Company-based measures above that apply to all NEOs, our program may also consider individual performance for certain executive positions as appropriate.

(5)
This amount reflects Mr. Lord's incentive compensation as it related to his position as COO. In addition to this, Mr. Lord received $112,500 in incentive compensation related to his position as Region President from January 1, 2015 through March 30, 2015. This additional amount represents 25% of the annualized bonus as a result of achievement of closing unit and customer satisfaction targets and specific individual performance goals.

The Company’s actual adjusted EBITDA fell below the target set. Accordingly, each NEO qualified for payment between the intermediate and target payment amounts. The Company's number of home closings and customer satisfaction ratings exceeded the targets set. For these metrics, each NEO qualified for payment between the target and maximum payment amounts based on the linear interpolation of actual results as compared to the targets set for each metric.

Discretionary Bonus. Mr. Lord received a discretionary cash bonus of $100,000 due to his additional efforts to attract and retain key talent, as well as spearhead the integration efforts of our most recent acqusitions. Mr. Feliciano received a cash bonus of $75,000 in conjunction with the commencement of his employment in November 2015.

Other Benefits. The Company also provided other benefits consistent with their employment agreements. These benefits are detailed in the All Other Compensation Table included in this proxy statement.

39 MERITAGE HOMES | 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
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2016 Developments
Board of Directors Compensation
In the February 2016 meeting of the Executive Compensation Committee, the number of restricted stock units awarded to each Board member was increased from 4,000 to 5,000 shares annually.
NEO Compensation
In the February 2016 meeting of the Compensation Committee, an updated study from POE Group was reviewed and based on that study, other than as noted below no changes to the NEO compensation program were deemed warranted.

•
The base compensation for Mr. Lord increased to $550,000 effective with the 2016 fiscal year. The value of restricted stock units and the target value of performance awards Mr. Lord is entitled to be granted each year was adjusted from $350,000 to $550,000. The target maximum payout for the cash incentive bonus for Mr. Lord was adjusted to $1,650,000.

•
For 2016 annual cash incentive bonuses, the performance metrics and payout levels for the Adjusted EBITDA, number of home closings and customer satisfaction performance goals were revised as set forth below. There were no adjustments to the 2016 customer satisfaction rating metrics from the 2015 metrics.

	Below Threshold	Threshold	Intermediate	Target	Maximum
Adjusted EBITDA and Number of Home Closings
Performance (as % of Goal)	<90%	90%	100%	110%	115%
Payout as % of Target	—%	25%	50%	100%	200%

•	For 2016 long-term equity incentive awards, the weighting of the TSR and EPS performance measurement criteria were adjusted as follows. No weighting adjustments were made to the ROA metric.

	2016 Weighting	2015 Weighting
Measurement Criteria
TSR	30%	40%
EPS	40%	30%

In addition, the performance metrics and payout levels for the EPS and ROA performance goals were revised as set forth below. Additionally, both the EPS and ROA goals were adjusted to be measured annually and on a standalone basis, although the vesting of the shares will remain at the end of the three-year performance period. There were no adjustments to the 2016 TSR metrics from the 2015 metrics.

	Below Threshold	Threshold	Target (1)	High Target	Maximum
EPS
Performance as % of Goal	<90%	90%	100%	110%	115% or Greater
Shares Awarded as % of Target	—	50%	100%	125%	150%
ROA
Peer Group Percentile	<90%	90%	100%	110%	115% or Greater
Shares Awarded as % of Target	—	50%	100%	125%	150%

(1)
Award values at target level for Mr. Lord increased to $550,000 as described above, and the levels for Messrs. Hilton, and White are unchanged from 2015. As a result of his announced retirement (effective April 1, 2016), Mr. Seay was not awarded equity grants in 2016.

MERITAGE HOMES | 2016 Proxy Statement 40

EXECUTIVE COMPENSATION COMMITTEE REPORT

The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.
Executive Compensation Committee Report
The Executive Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE
Raymond Oppel—Chair Peter L. Ax Richard T. Burke Sr. Gerald Haddock Dana Bradford Michael R. Odell

41 MERITAGE HOMES | 2016 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

Compensation of Officers and Directors
Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Steven J. Hilton,	2015	1,000,000		—	2,026,861	2,470,185	34,072	5,531,118
Chairman and CEO (1)	2014	1,000,000		—	2,026,507	4,477,378	36,687	7,540,572
	2013	1,017,500		—	2,128,000	4,090,282	38,274	7,274,056
Larry W. Seay,	2015	600,000		—	912,044	592,844	54,041	2,158,929
EVP and CFO	2014	600,000		—	911,885	1,074,571	62,248	2,648,704
	2013	500,000		—	1,064,000	991,583	58,183	2,613,766
C. Timothy White,	2015	525,000		—	861,371	592,844	52,409	2,031,624
EVP, General Counsel	2014	525,000		—	861,243	1,074,571	53,985	2,514,799
and Secretary	2013	525,000		—	1,064,000	743,688	57,106	2,389,794
Phillippe Lord*	2015	437,500		100,000	683,680	789,604	46,807	2,057,591
EVP and COO
Javier Feliciano * (7)	2015	46,667		75,000	353,300	—	1,219	476,186
EVP and CHRO
Steven M. Davis,	2015	126,894	(6)		1,013,391	247,019	2,082,346	3,469,650
Former EVP and COO	2014	500,000		—	1,013,254	1,790,951	47,554	3,351,759
	2013	500,000		—	1,064,000	1,311,323	50,841	2,926,164

*	Mr. Lord and Mr. Feliciano were not NEOs in 2014 or 2013.

(1)
All compensation is for Mr. Hilton’s services in his capacity as the Chairman and Chief Executive Officer of the Company. Mr. Hilton did not receive any separate compensation for his services as a Director.

(2)	Amounts represent discretionary bonuses awarded to the respective executive officers.

(3)
The non-vested share (restricted stock and restricted stock unit) grants have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of Accounting Standards Codification Subtopic (“ASC”) 718. For the TSR portion of performance-based shares, fair value is equal to the valuation from the third party Monte Carlo analysis prepared in conjunction with the 2015 grants. Balance includes all restricted stock and restricted stock units awards granted in the year to our NEOs and not the prorated share of all unvested grants in prior years that vested in the current year. See Note 10 “Stock Based and Deferred Compensation” of our Consolidated Financial Statements included in our 2015 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. For the performance-based share award components included in this column, the amounts represent the grant-date fair value assuming all three performance measures are achieved at the target level of performance (i.e., total shareholder return, targeted three-year cumulative EPS, and targeted three-year average return on assets).  The grant date fair value at the maximum performance level for the performance share awards in 2015 is $1,540,265, $693,085, $654,579, $770,101 and $500,494 for Messrs. Hilton, Seay, White, Davis and Lord, respectively.  Additional detail is also provided in the “Grant of Plan-Based Awards” table.

(4)
Non-equity plan compensation earned in 2013, 2014 and 2015 was paid subsequent to each respective year-end. For Mr. Lord, included in the amount above is $112,500 related to his previous role as Region President. Excluded from this amount is $205,126 in deferred incentive compensation from an incentive bonus earned by Mr. Lord in his role as Region President in 2014 that was paid in 2015.

(5)	See the following table for more detail.

(6)	Reflects base salary paid through date of termination, March 31, 2015.

(7)	Reflects partial year payments as Mr. Feliciano's employment with the Company commenced in November 2015.

MERITAGE HOMES | 2016 Proxy Statement 42

COMPENSATION OF OFFICERS AND DIRECTORS

All Other Compensation Table
Year Ended December 31, 2015

Name	Health and Insurance Premiums ($) (1)	401(k) Match ($)	Car Allowance ($)	Other ($)(2)		Total All Other Compensation ($)
Steven J. Hilton	27,832	6,240	—	—		34,072
Larry W. Seay	33,401	6,240	14,400	—		54,041
C. Timothy White	31,018	6,240	14,400	751		52,409
Phillippe Lord	26,767	6,240	13,800	—		46,807
Javier Feliciano	1,219	—	—	—		1,219
Steven M. Davis	3,278	6,240	3,600	2,069,228	(3)	2,082,346

(1)	Includes: (i) employer portion of benefits provided to all employees and (ii) life and disability insurance premiums as contemplated in each NEO’s employment agreement if such elections were made.

(2)
Other represents the income gross-up to reflect tax consequences of spousal travel for Mr. White and the severance and paid time off payouts resulting for Mr. Davis resulting from his termination of employment.

(3)	Include cash severance payments of $2.0 million in connection with his termination on March 31, 2015.
2015 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven J Hilton, Chairman and CEO	2/11/2015				—	—	—	24,839	1,000,018
	2/11/2015				12,420	24,839	37,259	—	1,026,843
		625,000	2,500,000	5,000,000
Larry W. Seay, EVP and CFO	2/11/2015				—	—	—	11,177	449,986
	2/11/2015				5,589	11,177	16,766	—	462,058
		150,000	600,000	1,200,000
C. Timothy White, EVP, General Counsel and Secretary	2/11/2015				—	—	—	10,556	424,985
	2/11/2015				5,278	10,556	15,834	—	436,387
		150,000	600,000	1,200,000
Phillippe Lord, EVP and COO	3/31/2015				—	—	—	7,196	350,014
	3/31/2015				3,598	7,196	10,794	—	333,666
		187,500	750,000	1,125,000
Javier Feliciano, EVP and CHRO	11/18/2015	—	—	—	—	—	—	10,000	353,300

Steven M. Davis, Former EVP and COO	2/11/2015				—	—	—	12,419	499,989
	2/11/2015				6,210	12,419	18,629	—	513,402
		250,000	1,000,000	2,000,000

(1)	Actual non-equity incentive plan payouts for 2015 are discussed in the section under the caption —"Discussion of NEO Compensation".

(2)	Mr. Lord's non-equity incentive plan awards in 2015 were pro-rated 75% in connection with his effective date of March 31, 2015 as an executive officer.

(3)	Equity incentive awards granted in 2015 have a three-year cliff vest, with the exception of those granted to Mr. Feliciano, whose shares vest in three equal installments over three years.

(4)
Restricted stock units have a fair value equal to the closing price of our stock on the date of grant in accordance with the requirements of ASC 718. The grant-date fair value amounts relating to the performance share awards represent the grant-date fair value assuming all three performance measures are achieved at the target level of performance. Grant date fair value for the TSR portion of awards is based on a Monte-Carlo model to assess fair value as of the date of grant. Grant date fair value for the EPS and ROA awards is calculated as of the closing stock price on the date of grant.

43 MERITAGE HOMES | 2016 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

Outstanding Equity Awards at 2015 Fiscal Year-End

	Stock Awards
				Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares of Units of Stock that Have Not Vested (8)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (6) (7)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (8)
Steven J Hilton, Chairman and CEO	88,435	(1)(3)	$3,005,906	46,769	$1,589,678
Larry W. Seay, EVP and CFO	41,878	(2)(3)	$1,423,433	21,045	$715,320
C. Timothy White, EVP, General Counsel and Secretary	40,709	(2)(3)	$1,383,699	19,876	$675,585
Phillippe Lord, EVP and COO	19,796	(4)	$672,866	7,196	$244,592
Javier Feliciano, EVP and CHRO	10,000	(5)	$339,900	—	$—
Steven M. Davis, Former EVP and COO	8,333	(3)	$283,239	23,384	$794,822

(1)	Remaining unvested shares vest 25,000 in February 2016, 21,930 in February 2017, and 24,839 in February 2018. See also Note (3) below.

(2)
Remaining unvested shares vest as follows: In February 2016, 12,500 each for Messrs. Seay and White; in February 2017, 9,868 for Mr. Seay and 9,320 for Mr. White and in February 2018, 11,177 for Mr. Seay and 10,556 for Mr. White. See also Note (3) below.

(3)
Includes performance-based shares that satisfied performance criteria as of December 31, 2015 and vested in February 2016. These shares include 16,666 for Mr. Hilton, and 8,333 each for Messrs. Seay, White and Davis.

(4)	Remaining unvested shares for Mr. Lord vest as follows: 5,100 in February 2016, 3,900 in February 2017, 2,400 in February 2018, 7,196 shares that vest in March 2018 and 1,200 in February 2019.

(5)	Unvested shares for Mr. Feliciano vest in equal annual installments over three years beginning in November 2016.

(6)
Represents performance-based shares that vests 21,930 in February 2017 and 24,839 in February 2018 for Mr. Hilton. For Messrs. Seay, White, and Davis, represents performance-based shares that vest as follows: 9,868, 9,320 and 10,965, respectively, in February 2017 and 11,177, 10,556 and 12,419, respectively, in February 2018. For Mr. Lord, amount represents 7,196 performance-based shares that vest in March 2018. The vesting of all shares is subject first to the satisfaction of specific performance criteria. See additional discussion regarding these performance share awards in footnotes 3 and 4 in the 2015 Grants of Plan-Based Awards table included in this proxy statement.

(7)
Excludes performance-based shares scheduled to vest in February 2016 that were forfeited as of December 31, 2015 due to failure to meet performance criteria. Forfeited shares include 8,334 for Mr. Hilton and 4,167 each for Messrs. Seay, White and Davis.

(8)	Computed as the number of shares or units of stock that have not yet vested multiplied by the closing price of the Company’s stock on December 31, 2015 of $33.99.

MERITAGE HOMES | 2016 Proxy Statement 44

COMPENSATION OF OFFICERS AND DIRECTORS

2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($)
Steven J Hilton, Chairman and CEO	139,840	$3,347,712	37,500	$1,512,750
Larry W. Seay, EVP and CFO	—	$—	25,000	$1,008,500
C. Timothy White, EVP, General Counsel and Secretary	—	$—	25,000	$1,008,500
Phillippe Lord (1)	—	$—	6,100	$244,298
Javier Felicano	—	$—	—	$—
Steven M. Davis, Former EVP and COO (2)	—	$—	60,884	$2,703,660

(1)	Shares vested represent those granted to Mr. Lord prior to his appointment as Chief Operating Officer.

(2)	Mr. Davis' employment terminated on March 31, 2015. Accordingly the amount presented includes the accelerated vesting of 35,884 shares as outlined in his employment agreement.

(3)
In connection with the grant of their 2012 grants of restricted stock 18,750 restricted shares for Mr. Hilton and 12,500 shares each for Messrs. Seay, White and Davis vested in February 2015. In addition, equal amounts of performance shares vested in February 2015 as a result of exceeding the performance targets for awards granted in 2012, summarized as follows:

		Named Executive Officer
Actual Results (dollars in thousands)		Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis

Adjusted Pre-Tax Income
Actuals		$260,521	$260,521	$260,521	$260,521
Target	≥	$240,469	$240,469	$240,469	$240,469
Shares Vested		6,250	4,167	4,167	4,167

Adjusted General & Administrative Expenses
Actuals		$261,341	$261,341	$261,341	$261,341
Target	≤	$309,646	$309,646	$309,646	$309,646
Shares Vested		6,250	4,166	4,166	4,166

Customer Satisfaction Rating
Actuals		90.00	90.00	90.00	90.00
Target	≥	80.00	80.00	80.00	80.00
Shares Vested		6,250	4,167	4,167	4,167

Total Shares Vested (1)		18,750	12,500	12,500	12,500

(1)	Mr. Lord had no performance-related shares vest in 2015.

45 MERITAGE HOMES | 2016 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

Nonqualified Deferred Compensation Plans
In 2013, we began to offer a non-qualified deferred compensation plan (“deferred compensation plan”) to our NEOs as well as other highly compensated employees in order to allow them additional pre-tax income deferrals above and beyond the limited caps that qualified plans, such as 401(k) plans, impose on highly compensated employees. The deferred compensation plan allows eligible participants to defer up to 75% of their base salary and up to 100% of their qualifying bonus and performance-based compensation.  The deferred compensation plan also allows for discretionary employer contributions, although to date all contributions to the plan have been funded by the employees and we do not currently offer a contribution match. Employee deferrals are deemed 100% vested upon contribution.  Distributions from the Plan will be made upon retirement, either in a lump sum or annual installments for up to ten years commencing upon normal retirement (upon reaching age 55 and completing ten years of service).  Distributions may also be made upon death, separation of service or upon the occurrence of an unforeseeable emergency.

Participants in the deferred compensation plan are entitled to select from a wide variety of investments available under the plan and will be allocated gains or losses based upon the performance of the investments selected by the participant.  All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances.  In 2015, we amended the deferred compensation plan to allow officers that are subject to our security ownership guidelines to allocate their annual incentive compensation bonuses to a Meritage Homes Corporation phantom stock investment vehicle.  The below table reflects activity for our NEOs in the deferred compensation plan during 2015.

Executive Officer	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
C. Timothy White, EVP, General Counsel and Secretary	$399,893	—	$(10,738)	—	$524,948
Steven M. Davis, Former EVP and COO	$401,940	—	$(52,523)	—	$778,290

(1)
These amounts reflect compensation the NEOs earned in our 2014 and 2015 fiscal years that they have voluntarily deferred. For each identified NEO, all amounts reported as contributions in the last fiscal year are included as compensation earned in the Summary Compensation Table for 2014 and 2015. In addition, all of the amounts, exclusive of cumulative earnings/losses, reported in the aggregate balance at fiscal year were reported as compensation to the NEO in our Summary Compensation Table in 2015 and prior years.

(2)	Meritage does not provide matching contributions.

(3)	These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

Potential Payments upon Termination or Change of Control Summary
During 2014, we entered into amended employment agreements and change of control agreements with our CEO and Messrs. Seay and White. In April 2015, we entered into an employment agreement with Mr. Lord. Under their respective terms, Messrs. Hilton, Seay, White and Lord are entitled to severance payments and other benefits in the event of certain types of terminations. These benefits can include cash payments, continuation of insurance benefits and the acceleration of outstanding stock options, restricted shares and restricted stock units.
Following is a summary of the severance and change of control provisions that were in effect on December 31, 2015.

MERITAGE HOMES | 2016 Proxy Statement 46

COMPENSATION OF OFFICERS AND DIRECTORS

Employment Agreements—Severance Benefits
The employment agreements for Messrs. Hilton, Seay and White provide the executive with severance benefits in certain situations upon his termination of employment. Following is a summary the potential severance payments and benefits depending on the reason for termination.

	Voluntary Resignation by Officer Without Good Reason	Voluntary Resignation by Officer With Good Reason (1) (4)	Termination by the Company Without Cause (1) (4)	Termination by the Company With Cause	Death or Disability	Retirement (1) (2)
Base salary and paid time off through date of termination	X	X	X	X	X	X
Annual cash incentive awards, performance share awards and restricted stock unit awards earned in a previous year but not yet paid	X	X	X	X	X	X
Pro-rata annual cash incentive bonus for period in which termination occurs		X	X			X
Target bonus for the performance period in which the termination occurs					X
Certain previously granted time based awards and restricted stock units that are outstanding shall immediately vest and become unrestricted		X	X		X	X
Performance shares awarded shall be delivered and shall continue to vest subject to achievement of specified performance goals		X	X			X
Previously granted performance share awards that have not vested will immediately vest and become unrestricted following the end of the applicable performance period based on actual performance achieved
		X	X			X
Target number of previously granted performance share awards that have not vested will immediately vest and become unrestricted					X
Any outstanding stock options shall vest and remain exercisable for the remainder of the original term		X	X		X	X
Payment for health coverage equal to 150% of monthly COBRA premium		X	X		X
Severance payment equal to the sum of (A) two times the executive officer’s base salary on the date of termination and (B) two times the higher of (x) the average of the bonus compensation paid to the executive officer for the two years prior to his termination of employment or (y) the annual bonus paid to the executive officer for the year preceding the date of termination (3) (5)
		X	X

(1)
Mr. Hilton shall render reasonable consulting services during the 24-month period following termination. Messrs. Seay and White shall render reasonable consulting services during the 12-month period following termination.

(2)
In order to qualify for the above retirement termination benefits, in addition to any time restrictions as contemplated in each individual employment agreement, executive must have completed 15 cumulative years as a named executive officer or member of the board. Messrs. Hilton, Seay and White have each satisfied the 15-year threshold.

(3)	In the case for Messrs. Seay and White for termination without cause, the severance payment has a multiple of one in the calculation.

(4)	Mr. Hilton's severance payment may not be less than $5 million and may not exceed $10 million. Messrs. Seay and White's severance payments may not exceed $2 million each.

(5)
Bonus compensation is determined as the greater of (a) the actual bonus paid to executive or (b) the fair value on the date of grant of the shares of restricted stock, stock options and other equity-based awards that become vested in such year of termination.

47 MERITAGE HOMES | 2016 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

Mr. Lord's employment agreement provides him with severance benefits in certain situations upon his termination of employment. Following is a summary of the potential severance payments and benefits depending on the reason for termination:

	Voluntary Resignation by Officer Without Good Reason	Voluntary Resignation by Officer With Good Reason	Termination by the Company Without Cause (1)	Termination by the Company With Cause	Death or Disability
Base salary and paid time off through date of termination	X	X	X	X	X
Payment for health coverage equal to 150% of monthly COBRA premium			X
Severance payment equal to the sum of (a) executive's annual salary and (b) the higher of (x) the average of the bonus compensation paid to the executive officer for the two years prior to his termination of employment or (y) the annual bonus paid to the executive officer for the year preceding the date of termination
X

(1)	In no event shall the sum of the total amount due exceed $2,000,000.

MERITAGE HOMES | 2016 Proxy Statement 48

COMPENSATION OF OFFICERS AND DIRECTORS

Change of Control Agreements—Severance Benefits

General Terms
Termination Date: Effective so long as executive is employed by the Company
Triggering Event: Pursuant to Messrs. Hilton, Seay, White and Lord’s change of control agreement, each respective executive is entitled to severance benefits if (i) his employment is terminated by the Company without Cause at anytime within 150 days prior to or within two years following a Change of Control or (ii) the executive terminates his employment for Good Reason at any time within two years following a Change of Control.
Severance Benefits

•
For Mr. Hilton, the severance payment is equal to the sum of (i) three times the higher of (x) Mr. Hilton’s annual base salary on the date of termination or (y) his base salary on the date preceding the Change of Control and (ii) three times the highest of (x) Mr. Hilton’s average annual incentive compensation* for the two years prior to termination of employment or (y) his annual incentive compensation* for the year preceding the year in which the Change of Control occurred. The severance payment for Mr. Hilton in the event of a Change of Control may not exceed $15 million.

•
For Messrs. Seay and White, the severance payment is equal to the sum of (i) two times the higher of (x) the executive’s annual base salary on the date of termination or (y) the executive’ base salary on the date preceding the Change of Control and (ii) two times the highest of (x) the executive’s average annual incentive compensation* for the two years prior to termination of employment or (y) the executive’s annual incentive compensation* for the year preceding the year in which the Change of Control occurred. The severance payments for Messrs. Seay and White in the event of a Change of Control may not exceed $6 million.

•
For Mr. Lord, the payment is equal to the sum of: (a) his annual base salary through the date of termination; (b) the higher of (x) his average annual cash incentive bonus paid for the two years prior to termination of employment or (y) his annual cash incentive bonus paid in the year preceding termination and (c) 150% of the monthly COBRA premium payable for coverage in effect on date of termination under the Company’s health plan for 18 months. In no event shall the sum of the above amount due exceed $2 million.

•
For Messrs. Hilton, Seay and White, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

In addition, the Company will provide Messrs. Hilton, Seay and White payment for health coverage continuation for 18 months equal to 150% of the premium cost as well as payment for disability/long-term care insurance coverage continuation for 24 months equal to 150% of the premium cost.
* Incentive compensation is determined as the sum of (a) the actual incentive compensation paid to executive and (b) the fair value on the date of grant of the shares of restricted stock, stock options and other equity-based awards that become vested in such year of termination.

Other Matters Regarding the Employment Agreements and Change of Control Agreements
The terms “Good Reason”, “Cause” and “Change of Control” are defined in the employment and change of control agreements.
All severance payments under the employment agreements and change of control agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company.
Each executive’s employment agreement and change of control agreement is structured so that the executive is entitled to the greater benefit under the two agreements, but is not entitled to duplicative benefits.
Each of the employment agreements and change of control agreements include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.
Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that the termination occurred on December 31, 2015, and with a closing stock price of $33.99 on the last business day of 2015. The benefit derived from the acceleration of stock vestings was computed based on the closing price of our stock on the last day of 2015 for each equity award affected. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants. This summary reflects the terms of the NEOs’ employment and change of control agreements that were in effect on December 31, 2015.

49 MERITAGE HOMES | 2016 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

Executive Officer (1)	Voluntary Termination by Executive Without Good Reason (2)(3)	Voluntary Termination by Executive With Good Reason (1)(2)	Termination By Company Without Cause (1)(2)	Death or Disability (1)(2)	Retirement (2)	Change of Control (1)(2)
Steven J. Hilton	$—	$14,910,865	$14,910,865	$7,410,865	$—	$19,953,892
Larry W. Seay	$—	$4,303,081	$3,977,652	$2,903,081	$1,855,514	$7,002,616
C. Timothy White	$—	$4,233,486	$3,833,057	$2,833,486	$1,776,045	$6,766,272
Phillippe Lord	$—	$—	$1,149,091	$—	—	$1,149,091

(1)	Mr. Feliciano's employment arrangement does not provide for severance or change-in-control benefits.

(2)
The actual expense that would be recognized by the Company in the event of a severance event may differ materially from the numbers presented in the table above as a result of the required computation in accordance with generally accepted accounting principles for stock compensation expense.

(3)
The amounts presented do not include cash bonuses earned for fiscal 2015, but not paid as of December 31, 2015. Cash bonuses earned and not paid are presented separately as 2015 compensation in the Summary Compensation table on page 42.

(4)	In January 2016, we announced that Mr. Seay will retire on March 31, 2016.

Steven M. Davis was terminated effective March 31, 2015 and in accordance with his employment agreement, he was entitled to and received severance payments and other benefits upon his termination, as disclosed in this Proxy Statment "Compensation of Officers and Directors --Summary Compensation Table" and "Compensation of Officers and Directors -- 2015 Option Exercises and Stock Vested".

Director Compensation
In 2015, our non-employee directors received an annual retainer of $50,000, committee chairmen received an additional annual payment of $20,000, and other committee members received an additional payment of $10,000, with the exception of Land Committee, as there is currently no compensation paid for service on this transaction-based committee, which meets at irregular intervals. The lead director received an additional $40,000 annually. In addition, during 2015, each of our directors (other than Mr. Hilton) received a grant of 4,000 shares of restricted stock, which cliff vest on February 11, 2018. For 2016, the annual restricted stock grant increased from 4,000 shares to 5,000 shares.
The 2015 director compensation is set forth below:

Name	Annual Retainer Fees Earned or Paid in Cash ($)	Annual Committee Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Robert G. Sarver	50,000	—	161,040	211,040
Raymond Oppel	50,000	40,000	161,040	251,040
Peter L. Ax	50,000	80,000	161,040	291,040
Richard T. Burke, Sr.	50,000	30,000	161,040	241,040
Gerald Haddock	50,000	40,000	161,040	251,040
Dana Bradford	50,000	30,000	161,040	241,040
Michael R. Odell	50,000	30,000	161,040	241,040
Deb Henretta (3)	—	—	—	—

(1)
See Note 10 “Stock Based and Deferred Compensation” of our Consolidated Financial Statements included in our 2015 Annual Report on Form 10-K for discussion of the assumptions used for computing the fair value of awards granted. As required, the calculation is equal to the fair value of the award multiplied by the total number of awards granted in 2015, not the proportionate share of all existing unvested awards that vested in the current year.

(2)
We reimburse directors for out-of-pocket expenses incurred in attending Board and committee meetings and we also reimburse certain directors for charter aircraft service or other travel and lodging-related expenses. During 2015, we made reimbursements of approximately $30,000, $6,000, $6,000, $4,000 and $3,000 to Messrs. Burke, Bradford, Oppel, Haddock and Odell, respectively.

(3)	Ms. Henretta was appointed to the Board of Directors on March 7, 2016 and accordingly received no compensation during 2015.

MERITAGE HOMES | 2016 Proxy Statement 50

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2015:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (2)
Equity compensation plans approved by stockholders	1,078,877	$16.11	1,145,923
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,078,877	$16.11	1,145,923

(1)	Balance includes 14,400 options, 883,707 time-based restricted stock awards and units, and 180,770 performance share awards.

(2)	Weighted average exercise price excludes the value for the time-based restricted shares and performance share awards noted in (1) above.

(3)
The number of securities remaining available for issuance is comprised of shares under our Plan as defined in our annual report on Form 10-K. In addition to stock options, stock appreciation rights and performance share awards, the Plan allows for the grant of restricted stock shares and restricted stock units. Under the Plan, awards other than stock options and stock appreciation rights are counted against the shares available for grant as 1.38 shares for every one share issued in connection with such awards.

51 MERITAGE HOMES | 2016 Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance
Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2015 all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act.

MERITAGE HOMES | 2016 Proxy Statement 52

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions
Meritage maintains a written policy concerning conflict of interest transactions that generally applies, among other things, to transactions between the Company and related persons, including employees, officers and directors and applies to direct and indirect relationships and transactions. Because of the nature of our business, which involves the ownership, development, construction and sale of real estate and single family homes, our policy was carefully constructed to capture transactions and relationships between the Company or its competitors, and related persons and relationships between employees, directors, suppliers, vendors, subcontractors (“trades”) and others. At the same time, we were mindful to not inadvertently create the potential for conflicts relating to transactions that are primarily of a personal nature and do not involve the Company, or conflict with its business (for example, the construction of a vacation home or the purchase of a home from the Company pursuant to our home purchase policy that is available to most employees).
For transactions not exempted from the policy, Meritage’s policy requires that designated members of senior management must review and approve any transaction between a covered person (e.g., employees, officers and directors) and the Company, or between a covered person and a trade contractor. The policy provides that the Company’s legal and internal audit departments are to be involved in the review and approval process. For transactions involving directors or senior executive officers (including the officers named in this proxy statement), the proposed transaction must be approved in advance by the Audit Committee of the Board of Directors. Real estate transactions between the Company and related persons are subject to strict scrutiny.
Each of the transactions listed below was approved by the Audit Committee of the Board of Directors pursuant to the policy.
We have in prior years chartered aircraft services from companies in with Mr. Hilton has a significant ownership interest, as allowed by his employment agreement. We currently charter aircraft services from companies in which Mr. Hilton does not have an ownership interest, although these companies use Mr. Hilton's private plane. Payments made to these companies were as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Air Charter Services	$695	$598	$421
During 2009, we entered into an FDIC insured bank deposit account agreement with Alliance Bank of Arizona (“Alliance Bank”) through the Certificate of Deposit Account Registry Service (“CDARS”). In 2012, we entered into an additional FDIC insured bank deposit account agreement with Alliance Bank through the Insured Cash Sweep Service (“ICS”). CDARS and ICS are accepted and recognized services through which participating banks may accept and provide FDIC insurance coverage for large deposits that would otherwise exceed FDIC insurance limits (currently $250,000) by placing, as custodian for the deposit customer (Meritage), that portion of the deposit exceeding FDIC insurance limits with other CDARS and ICS banks participating in the programs such that for FDIC insurance purposes, the deposit is divided into insured amounts and deposited with other network banks to allow for full FDIC coverage. CDARS and ICS deposits differ in that ICS deposits may offer “on demand” withdrawals whereas CDARS are certificates of deposits with pre-determined maturity dates and interest rates. Alliance Bank has divided these amounts into FDIC insured amounts deposited with other CDARS and ICS participating FDIC insured institutions. We do not pay any separate fees to Alliance Bank for these programs. Rather, Alliance Bank receives a small fee from the other CDARS and ICS institutions for certain funds placed. Robert Sarver, a Meritage director, is a director and the chief executive officer of Western Alliance Bancorporation, the parent company of Alliance Bank. In addition, Steven Hilton, our Chairman and CEO is also a director of Western Alliance Bancorporation. We placed cash deposits through Alliance Bank as the CDARS custodian or relationship bank and as the ICS custodian or relationship bank and earned market-rate interest on deposits pursuant to the CDARS and ICS programs as follows (in thousands):

	As of December 31,
	2015	2014	2013
CDARS	$—	$—	$89,500
ICS	$100,100	$1	$157,500

	Year Ended December 31,
	2015	2014	2013
Interest Earned	$137	$430	$654

53 MERITAGE HOMES | 2016 Proxy Statement

INDEPENDENT AUDITORS

Independent Auditors
Deloitte & Touche LLP serves as our principal independent registered public accounting firm. We expect representatives of Deloitte & Touche LLP to be present at our Annual Meeting of Stockholders to respond to appropriate questions, and they will be given an opportunity to make a statement if they desire to do so.
The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2015 and 2014, and fees billed for other services rendered.

	2015	2014
Audit fees (1)	$1,140,700	$1,109,100
Audit-related fees	—	—
Audit and audit-related fees	$1,140,700	$1,109,100
Tax fees	—	—
All other fees	—	—
Total fees	$1,140,700	$1,109,100

(1)
Audit fees consisted principally of fees for audit and review services, and approximately $51,000 and $34,000 in 2015 and 2014, respectively, for services related to various comfort letters provided in connection with securities offerings and expert consents provided in connection with SEC filings.

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All 2015 and 2014 non-audit services listed above were pre-approved.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

MERITAGE HOMES | 2016 Proxy Statement 54

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee
We have reviewed Meritage’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from, and discussed with, Deloitte & Touche LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence. These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those charged with Governance” and Rule 2-07 of Regulation S-X “Communications with Audit Committees.” Based on these reviews and discussions, we recommended to the Board that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

THE AUDIT COMMITTEE

Peter L. Ax—Chair Raymond Oppel Richard T. Burke Sr. Gerald Haddock Dana Bradford Michael R. Odell

55 MERITAGE HOMES | 2016 Proxy Statement

STOCKHOLDER PROPOSALS

Stockholder Proposals
If any stockholder would like to make a proposal at our 2017 annual meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than [November 30], 2016 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
Stockholders may propose director candidates for consideration for membership on the Board of Directors to the Nominating/Governance Committee by following the procedures set forth under the heading “Corporate Governance and Board Matters—The Board and Board Committees—Director Nomination Process—Stockholder Nominees” on page 25 of this proxy statement.
Proposals to be presented at the 2017 Annual Meeting that are not intended for inclusion in our proxy statement, including director nominations, must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about March 30, 2016, (or, with respect to a proposal required to be included in Meritage’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was received); provided, however, that in the event that the date of the 2017 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 19, 2016, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.
A nomination or other proposal will be disregarded if it does not comply with the above procedures.

MERITAGE HOMES | 2016 Proxy Statement 56

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding the benefits of our strategy, trends in the homebuilding industry; future compensation actions or events; the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code; and the anticipated effects of our compensation structure and programs. Meritage undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Meritage’s business, particularly those mentioned under the heading “Risk Factors” in Meritage’s Annual Report on Form 10-K, and in the periodic reports that Meritage files with the SEC on Form 10-Q.

57 MERITAGE HOMES | 2016 Proxy Statement

ANNUAL REPORT ON FORM 10-K AND OTHER MATTERS

Annual Report on Form 10-K and Other Matters
The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 may be viewed and downloaded from investors.meritagehomes.com, may be requested via email through such website or may be requested telephonically at 480-515-8100. The Annual Report is not considered to be proxy solicitation material.
Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Meritage Homes Corporation, 8800 East Raintree Drive, Suite 300, Scottsdale, AZ 85260.

Meritage Homes Corporation

C. Timothy White
Executive Vice President, General Counsel and Secretary
March 24, 2016

MERITAGE HOMES | 2016 Proxy Statement 58

MERITAGE HOMES CORPORATION
Annual Meeting of Stockholders May 19, 2016
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The shareholder(s) signing below hereby appoint(s) Steven J. Hilton and C. Timothy White, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MERITAGE HOMES CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, local time on May 19, 2016, at Meritage’s corporate office at 8800 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” EACH OF THE PROPOSALS 2, 3, AND 4 AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT PROPERLY COME BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
CONTINUED AND TO BE SIGNED ON REVERSE

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be held May 19, 2016. The Proxy Statement and our 2015 Annual
Report to Stockholders are available at: www.allianceproxy.com/meritagehomes/2016

1. Election of five Class I Directors, each to hold office until our 2018 annual meeting.					2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.
		FOR	AGAINST	ABSTAIN	FOR ☐ AGAINST ☐ ABSTAIN ☐
01	Raymond Oppel	☐	☐	☐	3. Advisory vote to approve compensation of our Named Executive Officers.
02	Steven J. Hilton	☐	☐	☐	FOR ☐ AGAINST ☐ ABSTAIN ☐
03	Richard T. Burke Sr.	☐	☐	☐
04	Dana C. Bradford	☐	☐	☐	4. Amendment to our 2006 Stock Incentive Plan to increase the number of shares available for issuance.
05	Deb Henretta	☐	☐	☐	FOR ☐ AGAINST ☐ ABSTAIN ☐

NOTE: The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.
I plan to attend the meeting ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date:

Signature

Signature (if held jointly)
CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
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Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return it
website. Follow the prompts to	card available when you call.	in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.

Amendment
to the
MERITAGE HOMES CORPORATION
Amended AND restated
2006 Stock INCENTIVE PLAN
Meritage Homes Corporation (the “Company”) previously established the Meritage Homes Corporation Amended and Restated 2006 Stock Incentive Plan, as previously amended (the “Plan”). By the adoption of this Amendment, the Company wishes to amend the Plan to increase the authorized number of shares available for grant under the Plan by 1,200,000.
1.    This Amendment shall be effective as of the date it is approved by the Company’s stockholders at its 2016 annual meeting.
2.    Section 5.1 (Number of Shares) of the Plan is hereby amended and restated in its entirety to read as follows:

5.1    NUMBER OF SHARES. Subject to adjustment provided in Article 13, the aggregate number of shares of Stock reserved and available for grant pursuant to the Plan shall be 5,350,000, This is the total number of shares of Stock that have been authorized under the Plan since its Original Effective Date. plus (i) the number of shares of Stock available for grant pursuant to the Meritage Homes Corporation Stock Option Plan (“Prior Plan”) as of the Original Effective Date, and (ii) the number of shares of Stock that were previously granted pursuant to the Prior Plan and that either terminate, expire, or lapse for any reason after the Original Effective Date. Any shares of Stock issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the shares available for grant pursuant to the previous sentence as 1.38 shares for every one share issued in connection with such Award or by which the Award is valued by reference. Notwithstanding the above, the maximum number of shares of Stock that may be awarded as Incentive Stock Options under the Plan is 1,200,000.
3.    This Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Amendment.